Exhibit 10.1

RETAIL LEASE
UNION BANK PLAZA

KBSII 445 South Figueroa, LLC,
a Delaware limited liability company
as Landlord,

and

MUFG Union Bank, N.A.,
a national association
as Tenant

Dated August 2, 2019

- i -

	8.5	Landlord’s Property	36

9.	Covenant Against Liens		36

10.	Indemnification and Insurance		37
	10.1	Indemnification and Waiver	37
	10.2	Landlord’s Insurance and Tenant's Compliance with Landord’s Insurance	38
	10.3	Tenant’s Insruance	39
	10.4	Subrogation	40
	10.5	Additional Insurance Obligations	41
	10.6	Self-Insurance	41

11.	Damage and Destruction		42
	11.1	Repair of Damage to Premises by Landlord	42
	11.2	Landlord’s Option to Repair	43
	11.3	Waiver of Statutory Provisions	44
	11.4	Damage Near End of Term	45

12.	Nonwaiver		45

13.	Condemnation		45
	13.1	Permanent Taking	45
	13.2	Temporary Taking	46

14.	Assignment and Subletting		46
	14.1	Transfers	46
	14.2	Landlord’s Consent	47
	14.3	Landlord’s Option as to Subject Space	48
	14.4	Effect of Transfer	49
	14.5	Non-Transfers	49
	14.6	Business Affiliates	50

15.	Surrender of Premise; Ownership and Removal of Trade Fixtures		50
	15.1	Surrender of Premises	50
	15.2	Removal of Tenant Property by Tenant	51
	15.3	Removal of Tenant’s Property by Landlord	51
	15.4	Landlord’s Actions on Premises	52
	15.5	Regulatory Closure Period/Termination by Landlord	52

16.	Holding Over		53

17.	Estoppel Certificates		53

18.	Subordination		53

19.	Defaults; Remedies		54
	19.1	Events of Default	54
	19.2	Remedies Upon Default	54

	19.3	Payment by Tenant	56
	19.4	Sublessees of Tenant	56
	19.5	Form of Payment After Default	56
	19.6	Waiver of Default	56
	19.7	Efforts Relet	57
	19.8	Landlord’s Default	57

20.	Covenant of Quiet Enjoyment		59

21.	Intentionally Omitted		59

22.	Signs		59
	22.1	Exterior Signage	59
	22.2	Prohibited Signage and Other Items	60
	22.3	Transferability of Exterior Signs	60
	22.4	Certain Definitions	61

23.	Compliance with Law		61

24.	Late Charges		62

25.	Entry by Landlord		63

26.	Tenant Parking		64
	26.2	Parking Charges	64
	26.3	General	64
	26.4	Visitor Parking	64
	26.5	Reserved Retail Space/Minimum Validations	65

27.	Safety and Security Devices, Services and Programs		65

28.	Communications and Computer Lines		66

29.	Miscellaneous Provisions		67
	29.1	Terms	67
	29.2	Binding Effect	67
	29.3	No Air Rights	67
	29.4	Modification of Lease	68
	29.5	Transfer of Landlord’s Interest	68
	29.6	Prohibition Against Recording	68
	29.7	Landlord’s Title	68
	29.8	Captions	68
	29.9	Relationship of Parties	68
	29.10	Application of Payments	68
	29.11	Time of Essence	69
	29.12	Partial Invalidity	69
	29.13	No Warranty	69
	29.14	Landlord Exculpation	69

29.15	Entire Agreement	69
29.16	Right to Lease	70
29.17	Force Majeure	70
29.18	Waiver of Redemption by Tenant	70
29.19	Notices	70
29.20	Joint and Several	70
29.21	Authority	71
29.22	Waiver of Jury Trial; Attorneys’ Fees	71
29.23	ARBITRATION OF DISPUTES	71
29.24	Asbestos-Containing Construction Materials	73
29.25	Governing Law	74
29.26	Submission of Lease	74
29.27	Brokers	74
29.28	Independent Covenants	74
29.29	Building Name and Signage	74
29.30	Transportation Management	75
29.31	Hazardous Material	75
29.32	Confidentiality	76
29.33	Landlord Renovations	76
29.34	No Discrimination	77
29.35	Counterparts	77
29.36	Telecommunication Equipment	77
29.37	Limitation on Consequential Damages	79
29.38	Reasonable Consent	79
29.39	Contingency	80
29.40	OFAC	80

LIST OF EXHIBITS
Exhibit “A” Outline Of Floor Plan Of Premises
Exhibit “A-1” Outline of Retail Area
Exhibit “B-1” Landlord Work Letter
Exhibit “B-2” Tenant Work Letter
Exhibit “C” Notice Of Lease Term Dates
Exhibit “D” Rules And Regulations
Exhibit “E” Estoppel Certificate
Exhibit “F” Intentionally Omitted
Exhibit “G” Tenant’s Exterior Signs
Exhibit “H” Janitorial Specifications
Exhibit “I” Preapproved ATM Design
Exhibit “J” Retail Spaces
RIDERS
Rider No. 1  Extension Option Rider
Rider No. 2 Fair Market Rental Rate Rider
Rider No. 3 Options in General
Rider No. 4 Termination Option

v

UNION BANK PLAZA
SUMMARY OF BASIC LEASE INFORMATION
The following terms of this Summary of Basic Lease Information (the “Summary”) are hereby incorporated into and made a part of the attached Retail Lease (this Summary and the Retail Lease to be known collectively as the “Lease”) which pertains to the retail area of that certain office building (the “Retail Area”) which is commonly known as Union Bank Plaza and located at 445 South Figueroa Street, Los Angeles, California 90071. Each reference in the Retail Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Retail Lease, the terms of the Retail Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Retail Lease.

	TERMS OF LEASE	DESCRIPTION
1.	Date:	August 2, 2019
2.	Landlord:	KBSII 445 South Figueroa, LLC, a Delaware limited liability company
3.	Address of Landlord (Section 29.19):	KBSII 445 South Figueroa, LLC c/o KBS Capital Advisors, LLC 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660 Attn: General Counsel
With a copy to: KBS Capital Advisors, LLC 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660 Attn: Mr. Tim Helgeson
4.	Tenant:	MUFG Union Bank, N.A., a national association
5.	Address of Tenant (Section 29.19):	MUFG Union Bank, N.A. c/o CBRE, Inc. Attention: Portfolio Administration Services 6055 Primacy Parkway, Suite 300 Memphis, Tennessee 38119

With a copy to:
MUFG Union Bank, N.A.
Legal Department
Office of the General Counsel
350 California Street, 7th Floor
San Francisco, CA 94104
With a copy to:
MUFG Union Bank, N.A.
Corporate Real Estate – Managing Director
1101 W. Washington Street, 3rd Floor
Tempe, AZ 85281
With a copy to:
MUFG Union Bank, N.A.
Corporate Real Estate – Real Estate Manager
1221 Broadway Street, 8th Floor
Oakland, CA 94612

6.	Premises (Article 1):		A stipulated 3,152 rentable square feet, as depicted on Exhibit “A” attached hereto, subject to re-measurement as set forth in Section 1.5 below.
7.	Term (Article 2):
	7.1 Lease Term:		Approximately fifteen (15) years, including any partial month at the beginning of the Lease Term.
	7.2 Lease Commencement Date:		The date that is six (6) months following the date Landlord delivers the Premises to Tenant with the Landlord Improvements substantially completed in accordance with Exhibit “B-1” attached hereto.
	7.3 Lease Expiration Date:		May 31, 2035.
8.	Base Rent (Article 3):
	Lease Years/Period	Annual Base Rent	Monthly Installments of Base Rent	Annual Rental Rate per Rentable Square Foot of the Premises
1 – 12*	$189,120.00		$15,760.00	$60.00
13 – 24	$194,793.60		$16,232.80	$61.80

25 – 36	$200,637.36	$16,719.78	$63.65
37 – 48	$206,656.56	$17,221.38	$65.56
49 – 60	$212,856.24	$17,738.02	$67.53
61 – 72	$219,241.92	$18,270.16	$69.56
73 – 84	$225,819.12	$18,818.26	$71.64
85 – 96	$232,593.72	$19,382.81	$73.79
97 – 108	$239,571.60	$19,964.30	$76.01
109 – 120	$246,758.76	$20,563.23	$78.29
121 – 132	$254,161.44	$21,180.12	$80.63
133 – 144	$261,786.36	$21,815.53	$83.05
145 – 156	$269,639.88	$22,469.99	$85.55
157 – 168	$277,729.08	$23,144.09	$88.11
169 – 5/31/35	$286,060.92	$23,838.41	$90.76
*Including any partial month at the beginning of the Lease Term, if applicable; Base Rent shall be prorated for any such partial month, based on the number of days in such month.
9.	Additional Rent (Article 4):
9.1 Base Year: 9.2 Tenant’s Share:	2020 calendar year. 12.69% of the Retail Area of the Building.
10.	Security Deposit (Article 21):	None.
11.	Brokers (Section 29.26):	Cushman & Wakefield, representing Landlord, and CBRE, Inc., representing Tenant.
13.	Rentable Area of the Building and Retail Area:	701,888 rentable square feet (comprised of (i) 677,055 rentable square feet in the office portion of the Building, and (ii) 24,833 rentable square feet in the Retail Area).

14.	Permitted Use (Article 5)
Operating a retail bank branch that provides financial and banking services including, without limitation, mortgage brokerage, corporate banking and wealth management services, general office uses, operation of one or more ATM machines or other electronic banking devices and all uses related or incidental thereto and such other lawful uses as may be requested by Tenant and approved by Landlord (the “Permitted Use”), which approval Landlord agrees not to unreasonably withhold, condition or delay so long as the same do not violate any easement, license, declaration or restrictive covenant pertaining to the Building, and is a use which is consistent with the use permitted in Comparable Buildings (as hereinafter defined).

15.	Tenant’s Trade Name (Section 5.1):	Union Bank, or such other trade name as used in a majority of Tenant’s retail locations in Los Angeles County.
16.	Number of Parking Privileges (Article 26)	Tenant shall have the right to utilize four (4) unreserved parking spaces, pursuant to Article 26 of the Lease.

RETAIL LEASE
This Retail Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Retail Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company (“Landlord”), and MUFG UNION BANK, N.A., a national association (“Tenant”).
1.Real Property, Building and Premises.
1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are a part of the retail area (the “Retail Area”) of that certain office building (the “Building”) located at 445 South Figueroa Street, Los Angeles, California 90071. The outline of the floor plan of the Premises is set forth in Exhibit “A” attached hereto. The Retail Area is depicted on Exhibit “A-1” attached hereto. The Retail Area, the Building, the parking structure located beneath both the Building and land located adjacent to the Building (“Building Parking Area”), the outside plaza areas, land and other improvements surrounding the Building and/or the Retail Area which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building and/or the Retail Area (collectively the “Common Areas”), and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property.” Tenant is hereby granted the right to the nonexclusive use of the Common Areas serving the Retail Area; provided, however, that the use thereof shall be subject to Exhibit “D” attached hereto and such other reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time, provided the same are uniformly enforced and do not otherwise conflict with the terms and conditions of this Lease. In addition, Tenant’ shall have the right to use and access the wall mounted MPOE in the Building garage for the connection of telecommunications wire, cables and conduits (including telecommunications and computer wires, cables and conduits) servicing the Premises. Subject to the provisions of this Lease, Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property, the Building Parking Area and the Common Areas thereof, as long as such alterations, additions or changes (aa) shall be consistent with the operation of a first class Building and Real Property, (bb) shall not unreasonably interfere with Tenant’s use of or access to the Premises, and (cc) shall be performed in accordance with the conditions and restrictions set forth in this Lease.
1.2 Condition of the Premises. Except as specifically set forth in this Lease and in the Work Letters, and subject to Landlord’s obligations set forth in this Lease and in the Work Letters, Tenant shall occupy the Premises and accept the Building, including the base, shell, and core of the Premises (the “Base, Shell, and Core”) in their “AS-IS” condition as of the date of this Lease and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Retail Area or the Real Property except as specifically set forth in this Lease and the Work Letter. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease neither the Premises nor the Retail Area has undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be performed by Landlord or Tenant, as determined by remaining provisions of this Lease and Work Letter, and, any and all such alterations and repairs to be performed by Tenant shall performed in accordance with Article 8 of this Lease; provided Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section 1.2.
1.3 Americans with Disabilities Act. Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA”), establish requirements for business operations, accessibility, and barrier removal, and that such requirements may or may not apply to the Premises, Building, Retail Area or Real Property. The parties hereby agree that: (a) Tenant shall be responsible for ADA compliance as to the Premises (other than with respect to the Landlord Improvements (as defined in Exhibit B-1 attached hereto) including as to any Tenant Improvements installed in the Premises by Tenant under this Lease, if and to the extent required by applicable governmental authorities, and (b) Landlord shall be responsible for ADA compliance relative to (x) the Landlord Improvements, and (y) the Building, Retail Area Real Property and Common Areas, if and to the extent required by applicable governmental authorities, unless any ADA compliance repairs, modifications, or installations are required as a result of Tenant’s (i) specific and unique alterations to the Premises, (ii) particular manner of use of the Premises (as opposed to bank branch use generally), (iii) negligence, or (iv) willful misconduct.
1.4 ATM. Subject to obtaining all required governmental approvals, Tenant shall have the right to install, at its expense but at no additional rental, one (1) ATM attached to the Premises, provided the ATM shall not impede access to or visibility of any other tenants’ premises. Landlord hereby approves the design of the ATM set forth in Exhibit “I”, and the location of the ATM set forth in Exhibit “J”. Tenant’s use of the ATM and the “ATM Facilities” (as herein defined) shall be subject to the following terms and conditions:

a. Subject to all required governmental approvals and Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to install such additional equipment or features inside the ATM and related facility as Tenant shall deem appropriate, including without limitation, (i) a telephone or other support system for such equipment, (ii) trash receptacles, (iii) a branch computer terminal, with all supporting telecommunications equipment; (iv) a customer service phone; (v) a merchant depository; and/or (vi) such other equipment and accessories as are or become normally provided by Tenant in connection with the operation of the ATM (which ATM and such additional equipment and features are collectively referred to as the "ATM Facilities").
b. Tenant, at its cost, shall obtain all required governmental or quasi-governmental permits and approvals for Tenant’s installation of the ATM, and such installation shall be performed strictly in accordance with all applicable laws, ordinances, rules or regulations of any governmental or quasi-governmental authority and at Tenant’s sole cost and expense. All construction work by or on behalf of Tenant in connection with the installation of the ATM Facilities shall be at Tenant’s sole cost and shall be performed in a good workmanlike manner, and in such a manner as to not unreasonably interfere with the operation of business by any other occupant of the Retail Center and shall be diligently prosecuted to completion. In accordance with the provisions of the Tenant Work Letter attached hereto as Exhibit “B-2”, Tenant shall provide Landlord for Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) with detailed, plans and specifications professionally prepared by a duly licensed architect or structural engineer regarding the ATM Facilities.
c. Tenant shall install at Tenant’s sole cost electric and/or telephone conduits or wires or connect to same and to such other facilities as are reasonably necessary or convenient to install and operate the ATM Facilities from locations designated by Landlord, and such installations shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall obtain separate telephone lines for the ATM Facilities and shall pay all telephone charges directly to the provider. Tenant shall use reasonable efforts to obtain any new utility service which may be required. Landlord agrees to cooperate at no cost to Landlord in good faith to facilitate Tenant's installation of the ATM Facilities. At Landlord's option, Landlord may, at Tenant’s expense, provide for the installation of a separate electrical meter or submeter at the ATM Facilities for the exclusive use of Tenant.
d. Notwithstanding anything to the contrary contained herein, Tenant’s right to install and operate the ATMs is conditioned upon compliance with the California Financial Code Section 13000 et seq. (i.e., the “ATM Lighting Law”). Tenant acknowledges and agrees that Landlord shall have no obligation whatsoever to perform any work or expend any money as may be necessary to comply with the ATM Lighting Law. Accordingly, in the event the ATM Lighting Law requires additional lighting or other installations, modifications, alterations or improvements to the Building (collectively, “ATM Compliance Work”), Landlord shall not be obligated to perform such ATM Compliance Work but shall permit Tenant to perform it. In the event Tenant elects for Landlord to perform any necessary ATM Compliance Work within the Building, Tenant shall reimburse Landlord (separate and apart from Operating Expenses) within thirty (30) days following written demand for all such costs and expenses incurred by Landlord in connection therewith, together with a five percent (5%) supervision fee.
e. Tenant acknowledges and agrees that Landlord shall not be liable for any damage, death or injury occurring on or about the Building as a result of or in connection with the use and operation of the ATM. As an inducement to Landlord, Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all damage, injury, claims, liabilities, suits, costs and expenses arising out of or in connection with the use and operation of the ATM and ATM Facilities, whether occurring in the Premises or in the Building, except to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees, contractors or invitees. Tenant, at its sole cost and expense, shall install and maintain a video surveillance system to monitor the actions of its customers and invitees with respect to the use of the ATM. Tenant acknowledges and agrees that Landlord shall not be obligated to provide any security for the ATM, any security provided by Landlord will be in addition to, and not in lieu of, Tenant’s security, and no security provided by Landlord shall be deemed to alleviate or reduce Tenant’s required security.
1.5 Re-measurement of the Premises. Following completion of the portion of the Landlord Improvements required to be completed prior to delivering the Premises to Tenant, Landlord shall cause its architect to measure the rentable square feet in the Premises and certify (the “Certification”) to Landlord and Tenant the correct dimensions in accordance with the 2017 BOMA office standard. If Landlord’s measurements reveal a rentable area which is different from the rentable area provided for in Section 6 of the Summary of Basic Lease Information above, Tenant shall have the right to dispute Landlord’s measurement, by written notice to Landlord within thirty (30) days following the date of the Certification, in which event either (a) Landlord and Tenant shall mutually agree on the rentable area of the Premises, or (b) Landlord and Tenant shall agree to promptly have the space measured by an independent architect mutually acceptable to Landlord and Tenant in which event Landlord and Tenant agree to abide by such measurement. The cost of the architect mutually acceptable to Landlord and Tenant shall be borne equally by Landlord and Tenant. Upon the determination of the actual rentable area of the Premises, the monthly Base Rent and all other charges payable by Tenant hereunder, Tenant’s Share, and the amount of the Allowance, shall be adjusted to reflect the rentable area of the Premises.
2. Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the last Lease Year shall end on the Lease Expiration Date. This Lease shall not be void, voidable or subject to termination, nor, except as provided herein, shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord’s inability to deliver the Premises to Tenant by any particular date. Following the Lease Commencement Date, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit “C,” attached hereto, which factually correct notice Tenant shall execute and return to Landlord within twenty (20) days of receipt thereof.
3. Base Rent.
Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Retail Area, or at such other place as Landlord may from time to time designate in writing on thirty (30) day prior notice, in currency or a check for currency or by wire transfer, in each event consisted of United States currency, which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance commencing on the Lease Commencement Date and continuing on or before the last day of each and every calendar month thereafter during the Lease Term (as may be extended), without any setoff or deduction whatsoever (except as expressly provided in this Lease).
4. Additional Rent.
4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 above, as of January 1, 2021, Tenant shall pay as additional rent Tenant’s Share of the annual Direct Expenses which are in excess of the Direct Expenses for the Base Year (as those terms are defined below) allocated by Landlord to the Retail Area pursuant to Section 4.5 below. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent” and shall constitute “Rent” within the meaning of California Civil Code Section 1951(a). All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent (except as otherwise expressly provided in this Article 4). Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 or of Landlord to refund any overcharges shall survive the expiration of the Lease Term, to the extent same is attributable to the time period prior to the Lease Term. If Tenant disputes that an amount is due and owing by it pursuant to this Lease, Tenant shall have the right, without waiving any rights held by it at law or in equity, to pay any such amount under protest and thereafter to seek recovery of all or any part thereof from Landlord. Any invoice for Additional Rent (other than Tenant’s Share of the annual Direct Expenses which are in excess of the Direct Expenses for the Base Year) shall be separate and apart from the invoice for Base Rent, and shall clearly label and identify general expense categories.
4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1 “Base Year” shall be as set forth in Section 9.1 of the Summary.
4.2.2 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
4.2.3 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.4 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of increases in Direct Expenses allocated to the Retail Area pursuant to Section 4.5 below shall be equitably adjusted for any Expense Year involved in any such change.
4.2.5 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during, and which are properly allocated to, any Expense Year because of, or in connection with, the management, maintenance, repair, replacement, restoration or operation of the Real Property (including the Building Parking Areas) including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the Common Areas, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of reasonable and good faith contests of the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a governmentally mandated transportation management system program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts and with such deductibles as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, Retail Area and/or the Building to the extent such insurance coverage is not greater (nor the deductibles less) than those customarily carried by the landlords of Comparable Buildings (as defined in Section 6.2) (except as required to be carried by Landlord under Section 10.2 of this Lease); (iv) the cost of landscaping, Building standard re-lamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building, Retail Area and Real Property; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, touch up or painting, restriping, and cleaning; (vi) reasonable fees, charges and other out of pocket costs, including consulting fees, legal fees and accounting fees (excluding accounting fees for audits of the Direct Expenses more frequently than on an annual basis), of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building, Retail Area and Real Property; (vii) any equipment rental agreements or management agreements (including the cost of any management fee paid by or to Landlord and the fair rental value of any office space actually used for management purposes solely related to the Real Property to the extent the size of such office space does not exceed that customarily utilized by other landlords of Comparable Buildings in connection with the management of such buildings); (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Building, Retail Area and Real Property (but not including any persons holding a position above the level of Building and Retail Area manager), and employer’s social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Building and/or Retail Area, and provided further, that no portion of any employees wages, benefits, or taxes allocable to time spent on the development or marketing of the Building and/or Retail Area shall be included in Operating Expenses; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building, Retail Area or Real Property (the “Underlying Agreement”) included in the Base Year and which would otherwise be subject to pass thru as provided herein, and if not included in the Base Year, if the same subsequently accrue, the amount that would have been in the Base Year had such Underlying Agreement been in existence during the Base Year shall be included in the Base Year; (x) operation, repair, maintenance and, to the extent reasonably necessary, replacement of all “Systems and Equipment,” as that term is defined in Section 4.2.6 of this Lease, and components thereof; provided that if any such cost is a capital expenditure, such cost shall be amortized on a straight line basis (including interest on the unamortized cost) over its reasonably anticipated useful life, even if such life extends beyond the Lease Term; (xi) the cost of janitorial service (including, without limitation, any janitorial services provided to the Retail Area) (provided, however, Operating Expenses shall not include the cost of janitorial services provided to the Premises or the premises of other tenants of the Real Property during the period, if any, that such janitorial services with respect to the Premises are directly provided and paid for by Tenant pursuant to Section 6.2.4 below), alarm and security service, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in utility rooms, corridors, restrooms and other common or public areas or facilities and tables, chairs and other furniture located in the Common Areas serving the Retail Area (but not costs relating to any elective remodeling (as opposed to replacement in the ordinary course due to wear and tear, including but not limited to, the Landlord Improvements), maintenance and replacement of curbs and walkways, and non-structural repair to roofs; (xii) subject to Section 4.2.5.1(ix), amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Retail Area and Real Property, with such amortization to be on a straight line basis over the reasonably anticipated useful life of the applicable item, even if such life extends beyond the Lease Term, (xiii) all actual charges for utilities for the Real Property which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC and other utilities, as well as related fees, assessments and surcharges; provided, however, that Operating Expenses shall not include the cost of utilities provided to the Premises or the premises of other tenants to the extent such utilities are directly paid for by Tenant pursuant to Section 6.1 below, and (xiv) the cost of any capital improvements or other costs which are (I) reasonably intended and reasonably expected to serve as a labor-saving device or to effect other economies in the operation or maintenance of the Building, Retail Area or Real Property, to the extent of cost savings reasonably anticipated by Landlord, or (II) made to the Building, Retail Area or Real Property after the Lease Commencement Date that are required under any governmental law or regulation, except for capital improvements or costs to remedy a condition existing as of the Lease Commencement Date (“Applicable Date”) which a federal, state or municipal governmental authority, if it had knowledge of such condition as of the Applicable Date, would have then required to be remedied pursuant to governmental laws or regulations in their form existing as of the Applicable Date; provided, however, that if such cost is a capital expenditure, such cost shall be amortized on a straight line basis (including interest on the unamortized cost) over its reasonably anticipated useful life, even if such life extends beyond the Lease Term. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall he deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building and/or Retail Area are not at least one hundred percent (100%) occupied with all tenants and occupants paying full rent (as opposed to free rent, half rent, partial rent, and the like) during all or a portion of any Expense Year (including the Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine reasonably the amount of Operating Expenses that would have been paid had the Building and/or Retail Area been at least one hundred percent (100%) occupied (with all tenants and occupants paying full rent, as opposed to free rent, half rent, partial rent, and the like); and the amount so reasonably determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. Landlord (x) shall not collect or be entitled to collect from Tenant an amount in excess of Tenant’s Share of one hundred percent (100%) of the Operating Expenses, and (y) shall reduce the amount of the Operating Expenses by any refund or discount received by Landlord in connection with any expenses previously included in Operating Expenses.
4.2.5.1  Exclusions from Operating Expenses. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(i) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses) or on any mortgage or mortgages or any other debt instrument encumbering the Building, Retail Area and/or the Real Property (including the land on which the Building, Retail Area and/or the Real Property is situated) or any amortization thereon;
(ii) marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with any lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building and/or Retail Area, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Building and/or Retail Area;
(iii) real estate brokers’ leasing commissions or any other tenant concessions;
(iv) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building and/or Retail Area or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building and/or Retail Area;
(v) the cost of providing any service directly to and payable by any tenant; provided, however, Landlord shall directly charge, and enforce its right to collect such direct charges from, tenants for any above-standard services in a nondiscriminatory manner;

(vi) any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(vii) costs of any items (including, but not limited to, costs incurred by Landlord for the repair or damage to the Building, Retail Area or Real Property) to the extent Landlord receives reimbursement from insurance proceeds or would have received reimbursement from insurance proceeds if Landlord had carried the insurance required to be carried by Landlord hereunder (such proceeds to be deducted from Operating Expenses in the year in which they are received or would have been received, as the case may be) or from a third party, such proceeds to be credited to Operating Expenses in the year in which received, except that any deductible amount under any insurance policy (to the extent such deductible is consistent with Landlord’s insurance obligations set forth in Section 10.2 below) shall be included within Operating Expenses; provided, however, that any earthquake repair costs (regardless of whether such costs are covered by insurance), and/or deductible amounts for earthquake and/or terrorism insurance policies carried by Landlord, if any, included in Operating Expenses only to the extent they do not exceed five percent (5%) of the total Operating Expenses (including the costs of any repair or replacement of any items damaged as a result of such earthquake or terrorist act, as the case may be) for any single Expense Year, and to the extent such costs exceed five percent (5%) of the total Operating Expenses for any single Expense Year, such excess costs shall be included in Operating Expenses in the immediately next subsequent Expense Year(s) (but in no event shall such included excess costs exceed five percent (5%) of the total Operating Expenses for any single subsequent Expense Year(s)). To the extent any such earthquake repair costs (regardless of whether such costs are covered by insurance), and/or deductible amounts pertain to costs of repairs or improvements, which costs are included in Operating Expenses pursuant to the foregoing and are capital improvements under generally accepted accounting principles, such costs shall be amortized on a straight line basis (including interest on the unamortized cost) over the reasonably anticipated useful life of such capital item (except in no event shall such anticipated useful life for purposes of this clause (vii) be less than five (5) years or greater than thirty-five (35) years) and shall be subject to the cap of not collectively exceeding five percent (5%) of the total Operating Expenses for any single Expense Year;
(viii) costs of capital improvements, capital repairs or capital replacements, except those specifically permitted (and subject to the conditions contained therein) in clauses (x), (xii) and (xiv) of Section 4.2.5 above or clauses (vii) or (x) of this Section 4.2.5.1;
(ix) rentals and other related expenses for leasing a heating, ventilation and air conditioning system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building, Retail Area and/or Real Property) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease;
(x) depreciation, amortization and interest payments, except (A) in connection with capital improvements, capital repairs or capital replacements specifically permitted in clauses (x), (xii) or (xiii) of Section 4.2.5 above or clause (vii) of this Section 4.2.5.1, or (B) on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services for which Landlord might otherwise contract with a third party, provided such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied; and provided that in any case where depreciation or amortization is permitted or required pursuant to the foregoing, the item shall be amortized on a straight line basis over its reasonably anticipated useful life, even if such life extends beyond the Lease Term;
(xi) costs incurred by Landlord for alterations (including structural additions), repairs, equipment and tools which are of a capital nature and/or which are considered capital improvements or replacements under generally accepted accounting principles, consistently applied, except as specifically included in Operating Expenses pursuant to clauses (x), (xii), and (xiii) of Section 4.2.5 above or clauses (vii) or (x) of this Section 4.2.5.1;
(xii) expenses in connection with services, materials or other benefits (A) for which Tenant or any other tenants or occupants of the Building and/or Retail Area are charged directly , or (B) which are not offered or made available to Tenant, but are offered and made available to other tenants of the Building and/or Retail Area without charge;
(xiii) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building and/or Retail Area;
(xiv) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building, Retail Area and/or Real Property to the extent the same exceeds the costs of such goods and/or services provided by unaffiliated third parties on a competitive basis;
(xv) Landlord’s general corporate overhead and general and administrative expenses;
(xvi) advertising and promotional expenditures, and costs of signs in or on the Building and/or Retail Area or Real Property identifying the owner of the Building and/or Retail Area or other tenants’ signs;
(xvii) electric power costs or other utility costs for which any tenant directly contracts with the local public service company;
(xviii) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments or file returns when due;
(xix) costs arising from Landlord’s charitable or political contributions or the payment of Builders and Owners Management Association dues;
(xx) costs of installing, maintaining and operating any specialty service operated by Landlord including without limitation, any luncheon club, communications facility, observatory or athletic facility, and/or the repair thereof;
(xxi) the amounts of the management fee paid or charged by Landlord in connection with the management of the Building, Retail Area and Real Property (including the common areas of the Building, Retail Area and Real Property) to the extent such management fee is in excess of the lesser of (A) management fees customarily paid or charged by landlords of other first-class retail projects that are a part of office buildings in the Downtown Los Angeles, California area, or (B) three percent (3%) of gross revenues of the Building, Retail Area and Real Property, as such gross revenues are customarily and reasonably calculated by landlords of such first-class retail projects that are a part of office buildings (including the gross-up of such revenues, with such gross-up to be determined assuming all tenants and occupants paying full rent, as opposed to free rent, half rent, partial rent, and the like); provided, however, if the percentage rate used for calculating such management fee (on a percentage of gross revenues basis) included in Operating Expenses for any Expense Year after the Base Year exceeds the applicable percentage rate used for calculating such management fee (on a percentage of gross revenues basis) included in the Base Year, then for each such Expense Year during which such higher percentage rate is so used, such percentage rate for the Base Year (for purposes of calculating the Operating Expenses during the Base Year) shall be increased to equal the same percentage rate for such applicable Expense Year;
(xxii) costs necessitated by or resulting from the negligence or willful misconduct of Landlord, or any of its agents, employees or independent contractors including, but not limited to, tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments or file returns when due;
(xxiii) any ground lease rental or reserves;
(xxiv) costs associated with the operation of the business of the person or entity which constitutes Landlord, as the same are distinguished from the costs of operation and management of the Building, Retail Area and Real Property;
(xxv) costs of any items to the extent Landlord receives reimbursement through warranties or service contracts (such proceeds to be credited to Operating Expenses in the year in which received);
(xxvi) Landlord’s travel expenses;
(xxvii) intentionally omitted;
(xxviii) the following costs and expenses attributable to the Building Parking Areas: (A) the wages and salaries of any clerks, attendants or other personnel engaged in the operation of the Building Parking Area and any fee or compensation paid to any operator of the Building Parking Area; (B) the cost and expense of any daily and weekly cleaning and maintenance of the Building Parking Area; and (C) the extra cost and expense attributable to any special insurance coverage specifically relating to the operation of the

Building Parking Area, as opposed to the general operation of the Building and Real Property; and
(xxix) the costs described in clauses (1) through (4) of Sections 29.31.2 of this Lease.
4.2.5.2  Refunds. Operating Expenses shall be reduced by the amounts of any cash reimbursements, refunds or credits received by Landlord (net of the reasonable costs and expenses of obtaining the same, if any) with respect to any item of cost that is included in Operating Expenses other than reimbursements by other tenants in the nature of Operating Expenses similar to those required of Tenant. Landlord shall make payment for goods, utilities and services in a timely manner to obtain the maximum possible discount consistent with the customary practices of the landlords of the Comparable Buildings. In the event any such reimbursement, refund or credit is received by Landlord in a later calendar year, it shall be applied against the Operating Expenses for the year in which the expense was incurred. No item of expense shall be included in or deducted from Operating Expenses more than once under any circumstance. Landlord shall use its best efforts in good faith to effect an equitable proration of bills for services rendered to the Real Property and to any other property owned by Landlord.
4.2.6 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation and air conditioning (“HVAC”) and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, plumbing, electronic, computer or other systems or equipment which serve the Building, Retail Area and/or Real Property in whole or in part.
4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building and/or Real Property), which Landlord shall pay during and are appropriately allocated to any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with ownership, leasing and operation of the Real Property, including the Building Parking Area. For purposes of this Lease, Tax Expenses for the Base Year (hereinafter referred to as the “2020 Base Year”) and each Expense Year after the 2020 Base Year shall be calculated as if the Building were fully occupied, all landlord and tenant improvements (including, without limitation, the Tenant Improvements and Landlord Improvements) in the Building and Real Property were fully constructed and the Real Property, the Building and all improvements in the Building were fully assessed as of the Second Commencement Date for real estate tax purposes, and without excluding any Tax Increase (as defined in Section 4.9 below), subject to any Proposition 13 protection provided in Section 4.9 below.

4.2.7.1  Tax Expenses shall include, without limitation:
(i) any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;
(ii) except as otherwise provided in Section 4.8 below, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease);
(iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and
(iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.
4.2.7.2  If the method of taxation of real estate prevailing at the time of execution hereof shall be, or has been, altered so as to cause the whole or any part of the taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed, or imposed upon Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Real Property, including the Building Parking Area, shall be included within the term “Tax Expenses” except that the same shall not include any enhancement of said tax attributable to other income of Landlord. In no event shall Tax Expenses for any Expense Year be less than the component of Tax Expenses comprising a portion of the Base Year.
4.2.7.3  In the event that either Landlord or Tenant shall desire to contest in good faith the validity or amount of any Tax Expenses, then, at Landlord’s option, either (i) Landlord shall diligently pursue claims for reductions in the Tax Expenses, (ii) Tenant may pursue such claims with Landlord’s concurrence, in the name of Landlord, or (iii) Tenant may pursue such claims in the name of Landlord without Landlord’s concurrence. If either Landlord agrees to pursue such claims or concurs in the decision to pursue such claims but elects to have them pursued by Tenant, the cost of such proceedings shall be paid by Landlord and included in Tax Expenses in the Expense Year such expenses are paid. If Tenant pursues such claims without obtaining Landlord’s concurrence and such contest is successful, then to the extent of the cumulative tax savings achieved, Landlord shall pay to or reimburse Tenant the cost of such proceedings, and include such cost in Tax Expenses in the year so paid or reimbursed by Landlord. No contest of Tax Expenses by either party shall involve the possibility of forfeiture, sale or disturbance of Landlord’s interest in the Building or Real Property, or Landlord’s or Tenant’s interest in the Premises, and all Tax Expenses shall be paid prior to such contest.
4.2.7.4  Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord.
4.2.7.5  There shall be excluded from Tax Expenses: (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building or Real Property); (ii) any items included as Operating Expenses; and (iii) any items paid by Tenant under Section 4.4 below; and (iv) taxes attributable to leasehold improvements in excess of the “Cut-Off Point” (as defined below).
4.2.7.6  Subject to the right to contest the validity or amount of any Tax Expense as provided above, Landlord shall pay before delinquency and before any fine, penalty or interest is due thereon, every real estate tax, assessment, license fee, excise or other charge (however described) which is imposed, levied or assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Lease Term upon, or on account of, the Building or the Real Property
4.2.7.7  If the Tax Expenses component of the Base Year includes special assessments from a prior period and such special assessments terminate during the Lease Term, then from and after the date of such termination of the special assessment, the Tax Expenses included in the Base Year shall be deemed to be reduced by the amount of such special assessment so that Tenant pays its full Tenant’s Share of increases in the Tax Expenses during the Lease Term.
4.2.7.8  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof by Landlord for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, (A) to the extent of any Excess (as hereinafter defined), Tenant shall pay Landlord Tenant’s Share of such increased Tax Expenses, within thirty (30) days after receipt by Tenant of a notice from Landlord of such increase, including reasonably satisfactory evidence and explanation of such increase, along with the calculation of Tenant’s Share of such increase, and (B) if such increase is attributable to the Base Year, the Tax Expenses for such Base Year shall be increased to reflect the same.
4.2.8 “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by multiplying the number of square feet of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet of the Retail Area (i.e., 24,833 rentable square feet).

4.3 Calculation and Payment of Additional Rent.
4.3.1 Calculation of Tenant’s Share of Direct Expenses. If for any Expense Year after calendar year 2020 ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2 below, and as Additional Rent, an amount equal to the excess (the “Excess”).
4.3.2 Statement of Actual Direct Expenses and Payment By Tenant. Landlord shall endeavor to give to Tenant on or before the first day of May following the end of each Expense Year, a statement (the “Statement”) which Statement shall be itemized on a line-by-line basis and shall state the Direct Expenses incurred or accrued for such preceding Expense Year, that are allocated to the Retail Area pursuant to Section 4.5 below, Tenant’s Share thereof, and any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if any Excess, Tenant shall pay, upon the later to occur of its next installment of Base Rent due or within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of any Excess of Direct Expenses for such Expense Year so allocated to the Retail Area, less the amounts, if any, paid during such Expense Year as Estimated Excess (as hereinafter defined). If the amount of Tenant’s Share of any Excess of Direct Expenses is less than the amount paid by the Tenant as Estimated Excess during the applicable period of the Expense Year (but, in each case, not including any period of the Expense Year which occurred after this Lease has terminated or expired), Landlord shall pay the difference (“Tenant Refund”) to Tenant together with the applicable Statement, even if this Lease has terminated or expired. In the event that Landlord shall fail to pay any Tenant Refund specified in a particular Statement concurrent with delivery of such Statement, Tenant shall be entitled to offset such Tenant Refund against the Rent next due under this Lease. In the event that Landlord shall fail to deliver the Statement on or before May 1 of a particular year, and when subsequently delivered the Statement reveals that a Tenant Refund is due, such Tenant Refund shall bear interest at the Interest Rate (as hereinafter defined) from such preceding April 1 until paid by Landlord, or if Landlord fails to pay such Tenant Refund concurrently with delivery of the Statement, until such time as such Tenant Refund is applied against Rent due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall within thirty (30) days of receipt of a Statement setting forth the Excess pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 above, less any amounts owed from Landlord to Tenant. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.
4.3.3 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give to Tenant on or before the first day of April, a yearly expense estimate statement (the “Estimate Statement”) which Estimate Statement shall be itemized on a line-item by line-item basis and shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses allocated to the Retail Area for the then-current Expense Year shall be and Tenant’s Share of the Excess thereof (the “Estimated Excess”). Except as provided in Section  4.3.2 above, the failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Direct Expenses under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the current Expense Year, Tenant shall pay, within thirty (30) days after Tenant’s receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon written demand (together with reasonably satisfactory evidence and calculation of the applicable payment) for, or pay directly (if appropriate), for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:
4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a build-out as existing as of the Lease Commencement Date (together with the value of the Tenant Improvements to be constructed by Tenant) determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;
4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property, Retail Area and/or the Building Parking Areas;
4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; or
4.4.4 Said taxes are measured by or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or (b) the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds those existing as of the Lease Commencement Date (plus the value of the Tenant Improvements to be performed by Tenant).
4.5 Cost Pools. Landlord shall, from time to time, equitably allocate some or all of the Direct Expenses for the Building and Real Property among different portions or occupants of the Building and Real Property, including retail and office areas (the “Cost Pools”), in Landlord’s reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner. In the event the components of the Cost Pools change between the Base Year and any subsequent Expense Year, the Cost Pools included in Direct Expenses for the Base Year shall be modified to be consistent with the allocation in the Expense Year. Tenant’s payment of Tenant’s Share of Direct Expense is based on the Direct Expenses relating to the office areas of the Building and Real Property, and shall exclude any Direct Expenses exclusively relating to the retail areas.
4.6 Allocation of Direct Expenses. The parties acknowledge that the Retail Area is part of an office and retail project consisting of the Building and the Retail Area, and that certain of the costs and expenses incurred in connection with the Real Property (i.e., certain of the Direct Expenses) shall be shared among the Building and the Retail Area, while certain other costs and expenses which are solely attributable or exclusively pertaining to the Building and/or the Retail Area, as applicable, shall be allocated directly to the Building and/or the Retail Area, respectively. Accordingly, as set forth in Sections 4.1 through 4.5 above, Direct Expenses are determined annually for the Real Property as a whole, and a portion of the Direct Expenses, which portion shall be reasonably determined by Landlord on an equitable basis, shall be allocated to the Retail Area (as opposed to the Office Building), and such portion so allocated shall be the amount of Direct Expenses payable with respect to the Retail Area upon which Tenant’s Share shall be calculated. Such portion of the Direct Expenses allocated to the Retail Area and payable by Tenant hereunder shall include all Direct Expenses which are attributable solely to the Retail Area, and an equitable portion of the Direct Expenses attributable to the Real Property as a whole, net of the same costs attributable to the Retail Area. As an example of such allocation of Direct Expenses, with respect to repairs and capital improvements to be made to the Office Building or Retail Area, it is anticipated that the cost thereof shall be allocated directly to the Office Building or Retail Area, as applicable, and not included in Operating Expenses for the Real Property as a whole or allocated to the Office Building or Retail Area, as applicable. In addition, in the event that prior to execution of this Lease or at any time thereafter Landlord has elected or subsequently elects, at its sole option, to subdivide into a separate parcel or parcels of land certain portions of the Real Property, including portions on which the Office Building and/or Retail Area are now or hereafter located and/or certain Common Areas of the Real Property and/or has separately conveyed or subsequently separately conveys all or any of such parcels to another person or entity (including to any common area association to own, operate and/or maintain same), the Direct Expenses for such separate parcels of land shall be aggregated (subject to the limitations contained in the foregoing provisions of this Section 4.5) and then reasonably allocated by Landlord to the Office Building and Retail Area on a reasonable and equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.
4.7 Landlord’s Books and Records. If Tenant disputes the amount of Additional Rent set forth in a Statement, then upon reasonable notice to Landlord and at reasonable times, Tenant and/or its authorized representative shall have the right within one (1) year after receipt of such Statement (“Review Period”), to inspect Landlord’s records, at Landlord’s offices in Los Angeles County, provided that Tenant is not then in default following written notice and the expiration of any applicable cure periods, under Section 19 of this Lease; provided, that Tenant and its authorized representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. The inspection rights described above shall be performed only by Tenant, Tenant’s employees, or an authorized representative of

Tenant who is an independent certified public accountant (which is not paid on a commission or contingency basis). Notwithstanding the foregoing, Tenant may use a commercial real estate brokerage or real estate firm whose primary business is not auditing operating expenses as its representative as long as Tenant does not engage such representative on a commission or contingent fee basis. If after such inspection, Tenant still disputes the amount of Additional Rent set forth in the applicable Statement, Tenant shall notify Landlord in writing of such dispute (“Dispute Notice”) and Landlord and Tenant shall attempt in good faith to resolve such dispute. In the event that within thirty (30) days following the date of the Dispute Notice Landlord and Tenant are unable to resolve the dispute, such dispute shall be submitted to arbitration in accordance with the provisions below:
4.7.1 Within twenty (20) days of the expiration of such thirty (30) day period, Landlord and Tenant shall each appoint one arbitrator who shall by profession be an independent certified public accountant who shall have been active over the five (5) year period ending an the date of such appointment in the determination of Direct Expenses for commercial high-rise properties in Los Angeles County.
4.7.2 The two (2) arbitrators so appointed shall within ten (10) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria as set forth hereinabove for qualification of the initial two (2) arbitrators.
4.7.3 The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to the actual Direct Expenses for the period set forth in the applicable Statement.
4.7.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
4.7.5 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, then the appointment of the arbitrators shall be dismissed and the matter shall be submitted to arbitration under the provisions of the American Arbitration Association.
The cost of Tenant’s inspection of Landlord’s records and the cost of any arbitration proceeding hereunder shall be Tenant’s responsibility; provided that in the event that Landlord and Tenant agree or the arbitrators determine that the Direct Expenses set forth in the Statement were overstated by more than three percent (3%), then the cost of Tenant’s inspection of Landlord’s records and the cost of any resulting arbitration proceeding shall be paid for by Landlord; and provided thither, that if Landlord and Tenant agree or the arbitrators determine that the Direct Expenses set forth in the Statement were understated, then the cost of Tenant’s inspection of Landlord’s records and the cost of any resulting arbitration proceeding shall be paid for by Landlord to the extent Landlord is entitled to and does actually recover such additional Direct Expenses from other tenants in the Building. Landlord shall act in good faith and with reasonable diligence to attempt to recover such additional Direct Expenses from the other tenants in the Building. Promptly following any such agreement by the parties or arbitration decision, as the case may be, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such agreement or arbitration decision, as the case may be, together with interest at the rate that is the lesser of (i) the “Prime Rate” published from time to time by the Wall Street Journal (or such reasonable comparable national business publication as is selected by Landlord in the event the Wall Street Journal ceases to publish a Prime Rate), plus two percent (2.0%), or (ii) the maximum rate permitted by law (the “Interest Rate”), from the date due until paid, in the case of payments by Tenant to Landlord, or from the date paid until reimbursed, in the case of reimbursements by Landlord to Tenant, and if Landlord fails to make required reimbursements, Tenant may offset such amounts against the Rent next due hereunder. Landlord shall be required to maintain records of all Direct Expenses set forth in each Statement delivered to Tenant for the entirety of the two (2) year period following Landlord’s delivery of the applicable Statement. The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning the correctness of any Statement delivered by Landlord, provided that the failure of Tenant to object thereto prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the applicable Statement. The provisions of this Section 4.6 shall survive the expiration or earlier termination of the Lease Term.
4.8 Controllable Expenses; Base Year Adjustment.
4.8.1 Notwithstanding anything to the contrary contained herein, Tenant’s Share of “Controllable Expenses” (as defined below) shall not increase by an average of more than five percent (5%) of such controllable expenses per calendar year on a cumulative, compounded basis. As used herein, the term “Controllable Expenses” means all Direct Expenses other than (i) utilities, (ii) Tax Expenses, (iii) insurance costs, (iv) union wages, (v) costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by, any federal, state, regional, municipal or local governmental authority following the Lease Commencement Date in connection with the use or occupancy of the Building, Building Parking Areas, Retail Area or the Real Property, and (vi) all fees fixed under contracts in existence on the date hereof.
4.8.2 Notwithstanding anything to the contrary, and during the Term, Operating Expenses during the Base Year shall be adjusted as follows: (a) if Landlord incurs expenses for services which were not provided or for a category of liability that did not exist in the Base Year, Operating Expenses for the Base Year shall be considered to be increased by the amounts that Landlord would have incurred during the Base Year with respect to such expenses had these new services or category of liability been included in Operating Expenses during the entire Base Year; (b) if Landlord does not incur expenses for services which were provided or for a category of liability that existed in the Base Year, Operating Expenses for the Base Year shall be considered to be reduced by the amounts that Landlord would have incurred during the Base Year with respect to such expenses had these discontinued services or category of liability not been included in Operating Expenses during the entire Base Year; (c) if any portion of the Real Property is covered by a warranty at any time, during the Base Year or any subsequent calendar year, Operating Expenses for the Base Year or such subsequent calendar year, as applicable, shall be considered to be increased by the amount that Landlord would have incurred during the Base Year or such subsequent calendar year, as applicable, with respect to the items or matters covered by the warranty had the warranty not been in effect during the Base Year or such subsequent calendar year; (d) any additional annual premium resulting from any new forms of insurance, any increase in insurance limits or coverage, or any decrease in deductibles in any year after the Base Year shall be considered to be included in Operating Expenses for the Base Year; and (e) any decrease in annual premium resulting from Landlord’s discontinuance of forms of insurance, any decrease in insurance limits or coverage, or any increase in deductibles in any year after the Base Year shall be considered to be excluded in Operating Expenses for the Base Year. Landlord shall not take any action or fail to act for the purpose of artificially decreasing the Operating Expenses that are otherwise properly attributable to the Base Year. Landlord shall not intentionally delay repairs, replacements, expenditures or the performance of other obligations so as to avoid the inclusion of such matters in the Base Year. Should the management fee be calculated differently in any subsequent year from how calculated in the Base Year, the Operating Expenses during the Base Year shall be adjusted to reflect what the management fee would have equaled had it been calculated in the same manner as calculated in the subsequent year.
4.9 Prop 13 Protection. In the event that, at any time following the execution of this Lease, and during the Lease Term (but not during any Option Terms), any sale, refinancing, or change in ownership of the Real Property is consummated, or any "new construction" in connection with future development of buildings or improvements at the Real Property is completed, and as a result thereof, and to the extent that in connection therewith, the Real Property is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 or any similar legislation, then Tenant shall not be obligated to pay Tenant’s Share of the portion of the “Tax Increase” (as defined below) during the periods shown in the table below applicable to the first Reassessment occurring following the Effective Date, except to the extent any such Tax Increase (or any portion thereof) is included in both the Base Year and the subsequent Expense Years; provided, however, Tenant shall be obligated to pay one hundred percent (100%) of Tenant’s Share of any subsequent Tax Increase in incurred in connection with any subsequent Reassessments occurring due to a sale, refinancing, or change in ownership of the Real Property after the first Reassessment that occurs following the Effective Date. Notwithstanding the foregoing, if the Landlord Improvements or the Tenant Improvements triggers a Reassessment, Tenant shall not receive the protection provided herein due to the same, and the receipt of such protection should not be considered the “first Reassessment, but the Tax Expenses during the Base Year shall be deemed to include all Tax Expenses which would have been assessed during the Base Year had the Landlord Improvements and Tenant Improvements been completed and the Real Property assessed in full for the entire Base Year.
The term “Tax Increase” shall mean that portion of the Tax Expenses, as calculated following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated following the Reassessment, which are attributable to (A) the initial assessment of the value of the Real Property, including the base building, shell and core of the Building, Retail Area and the tenant improvements located in the Building and Retail Area, (B) assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, or (C) the statutory two percent (2%) annual inflationary increase in real estate taxes (as such statutory increase may be modified by subsequent legislation). The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay in connection with a particular Reassessment pursuant to the foregoing provisions of this Section shall be sometimes referred to hereafter as a “Tax Reassessment Protection Amount.” During the portion of the Lease Term shown below, Tenant shall receive only the percentage of Tax Reassessment Protection Amount shown in the following schedule:

Period	Tax Reassessment Protection Amount
1/1/2020 - 12/31/2024	50%
1/1/2025 - 12/31/2029	25%
1/1/2030 - 12/31/2034	12.5%
For example, if Landlord sells the Real Property to a third party on January 1, 2023, resulting in a Reassessment, then Tenant shall only be required to pay fifty percent (50%) of Tenant’s Share of the Tax Increase for the period from January 1, 2023 through December 31, 2024, seventy-five percent (75%) of Tenant’s Share of the Tax Increase for the period from January 1, 2025 through December 31, 2029, eighty-seven and one-half percent (87.5%) of Tenant’s Share of the Tax Increase for the period from January 1, 2030 through December 31, 2034, and one hundred percent (100%) of Tenant’s Share of the Tax Increase thereafter. By way of further example, if such third party sells the Real Property to an unrelated third party on January 1, 2028, Tenant’s requirement to pay Tenant’s Share of the Tax Increase attributable to the first Reassessment shall be treated as provided in the immediately preceding sentence, and Tenant shall be required to pay one hundred percent (100%) of Tenant’s Share of the Tax Increase attributable to such second Reassessment.
If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Tax Reassessment Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for particular Lease Years remaining in the Lease Term commencing with the Lease Year in which the Reassessment will occur, the remaining terms of this Section set forth below shall apply to such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Tax Reassessment Protection Amount relating to the applicable Reassessment as it applies to one or more of the remaining Lease Years in the Lease Term by paying to Tenant an amount equal to the "Tax Reassessment Purchase Price" (as defined below) for each such particular Lease Year; provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, “Tax Reassessment Purchase Price” for each particular Lease Year shall mean the present value of the Tax Reassessment Protection Amount for such particular Lease Year, as of the date of payment of the Tax Reassessment Purchase Price by Landlord. Such present value shall be calculated (1) by using the portion of the Tax Reassessment Protection Amount attributable to such Lease Year (as though the portion of such Tax Reassessment Protection Amount benefited Tenant in equal monthly installments throughout such Lease Year) as the amount to be discounted and (2) by using seven percent (7.0%) as a discount factor. Upon such payment of the Tax Reassessment Purchase Price with respect to any particular Lease Year, Tenant shall thereupon not be relieved of its obligation to pay any Tax Increase for such particular Lease Year attributable to the applicable Reassessment. Since Landlord is estimating the Tax Reassessment Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Tax Reassessment Purchase Price with respect to any particular Lease Year, then upon notice by Landlord to Tenant, Tenant's Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Tax Reassessment Purchase Price with respect to any particular Lease Year, then upon not less than thirty (30) days’ notice by Landlord to Tenant, the Rent next due shall be increased by the amount of the overestimation. Notwithstanding any contrary provision of the Lease, the provisions of this Section shall be applicable only during the initial Lease Term and only to the initial Premises and shall not be applicable during any Option Terms nor be applicable to any expansion space.
5. Use of Premises.
5.1 Permitted Use. During the entire Lease Term, Tenant shall use the Premises under the trade name specified in Section 14 of the Summary (“Trade Name”) for the permitted use set forth in Section 15 of the Summary (the “Permitted Use”) in accordance with and subject to the terms and restrictions set forth in this Article 5. Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.
5.2 Continued Use. Tenant shall continuously and uninterruptedly operate the Premises for the Permitted Use during the minimum hours of 10:00 a.m. to 4:00 p.m. Monday through Friday, national holidays excepted (the "Required Hours"); provided, however, that Tenant shall be entitled to operate the Premises before or after the Required Hours without obtaining Landlord's prior consent. Tenant's failure to continuously uninterruptedly operate the Premises for the Permitted Use in accordance with the foregoing provisions of this Section 5.2 shall not be a breach or default by Tenant under this Lease; provided, however, that if Tenant shall fail to continuously uninterruptedly operate the Premises for the Permitted Use in accordance with the foregoing provisions of this Section 5.2, including as a result of any vacation or abandonment of the Premises, and if such failure shall continue for a period of one (1) year or longer (except to the extent due to a casualty or condemnation), then, as Landlord's sole and exclusive remedy, Landlord may, at its election, terminate this Lease with respect to Premises, which termination shall be effective upon the date which is thirty (30) days after Landlord delivers written notice of termination to Tenant, unless with such thirty (30) day period, Tenant delivers notice to Landlord of Tenant’s intention to operate from the Premises, and thereafter, within a reasonable period of time, commences such operations.
5.3 Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building; provided however that Landlord agrees that the Rules and Regulations shall not be (i) modified or enforced in any way by Landlord so as to interfere with the Permitted Use, or (ii) discriminatorily modified or enforced against Tenant, or (iii) modified in a way that materially and adversely conflicts with the terms and conditions of this Lease. Landlord agrees that nothing in the Rules and Regulations of the Building shall be used to prohibit or unreasonably interfere with the conduct of any business from the Premises which Tenant is permitted to conduct. In the event any other tenant or occupant of the Building fails to comply with the Rules and Regulations, and such non-compliance unreasonably and materially interferes with Tenant’s use of the Premises, Landlord shall use reasonable efforts to cause such other tenants and/or occupants to comply with the Rules and Regulations. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter (provided Tenant consents to the same, which consent shall not be unreasonably withheld, conditioned or delayed) affecting the Real Property which have been provided by Landlord to Tenant in writing, and shall not at any time use or occupy or allow any person to use or occupy the Premises or the Building or do or permit anything to be done or kept in the Premises or the Building in any manner which: (i) violates any certificate of occupancy in force for the Premises or the Building; (ii) causes or is likely to cause damage to the Real Property, the Building, the Premises or any equipment, facilities or other systems therein; (iii) other than conducting normal banking operations from its Premises, results in repeated demonstrations, bomb threats or other events which require evacuation of the Building or otherwise disrupt the use, occupancy or quiet enjoyment of the Building by other tenants and occupants; or (iv) materially interferes with the transmission or reception of microwave, television, radio or other communications signals by antennae located on the roof of the Building or elsewhere in the Building. Tenant, at Tenant’s expense, shall comply with all laws, rules, orders, ordinances, directions, regulations, and requirements of federal, state, county and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty or requirement relating to the use, occupation or alteration of the Premises.
5.4 Hazardous Materials. Except for the use of general office supplies within the Premises which are of a kind typically used in normal office areas in the ordinary course of business (such as, for example, copier toner, liquid paper, glue, ink, photocopy supplies, secretarial supplies and limited janitorial supplies, and cleaning solvents), for use in the manner for which they were designed and only in accordance with all applicable governmental regulations pertaining to Hazardous Materials (as defined in Section 29.31 below) and the customary standards prevailing in the industry for such use, and then only in such amounts as may be normal for the office business operations conducted by Tenant on the Premises, Tenant shall not cause or permit the use, handling, storage or disposal of any Hazardous Materials in, on, under or about the Premises by Tenant or Tenant’s employees, agents, contractors, or licensees (collectively, “Tenant Parties”) or Tenant’s invitees, or in, on, under or about the remaining portions of the Real Property by Tenant or Tenant’s employees, agents, representatives or contractors. Tenant shall promptly take all actions, at its sole cost and expense, as are necessary to return the Premises and the Real Property to the condition existing prior to the introduction of any such Hazardous Materials by Tenant or the applicable parties specified above, provided Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for and shall indemnify, protect, defend (at Tenant’s expense with counsel reasonably approved by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, penalties, fines, liabilities, losses and expenses (including, without limitation, reasonable investigation and clean-up costs, reasonable attorneys’ fees, reasonable consultant fees and court costs) which arise during or after the Term of this Lease as a result of the breach of any of the obligations and covenants set forth in this Section 5.3 by Tenant or any Tenant Parties, and/or any contamination of the Premises, directly or indirectly, arising from activities of Tenant or Tenant Parties, and/or any contamination of the remaining portions of the Real Property, directly or indirectly arising from the activities of Tenant or its employees, agents, representatives or contractors. Notwithstanding anything in the foregoing to the contrary, Tenant shall have no liability to Landlord for any Hazardous Materials that exist in or outside the Premises as of the Lease Commencement Date or which thereafter were placed in the Premises or found to be in or outside the Premises (collectively, the “Excluded Hazardous Materials”) to the extent not (i) introduced, disposed of, or otherwise caused by Tenant or any of the Tenant Parties or (ii) in any tenant improvements, alterations, fixtures, equipment or personal property installed by or for Tenant (other than by Landlord) in the Premises, Building or Real Property. Landlord shall be obligated to remediate, at its sole cost and expense, all Excluded Hazardous Materials, including without limitation, ACM (as hereinafter defined), present in violation of any applicable law, if and to the extent required by applicable governmental authorities (e.g., encapsulated ACM that is present in the Real Property that is not currently required to be removed from the Real Property by applicable governmental authorities shall not be required to be removed or otherwise abated by Landlord in accordance with this sentence unless and until applicable governmental authorities require Landlord to do so or as required below). Landlord shall be responsible for the cost and performance of any governmental required remediation triggered due to Alterations in the Premises by Tenant or Landlord. However, Tenant shall be responsible for the costs of removing its improvements, alterations, fixtures, equipment or personal property from any areas that require remediation in accordance with this Paragraph due to alterations performed by Tenant.
6. Services and Utilities.
6.1 Standard Tenant Services. Landlord shall provide the following services as part of the Operating Expenses on all days during the Lease Term, unless otherwise stated below.
6.1.1 Subject to all applicable Laws, Landlord shall provide HVAC when necessary for normal comfort for normal office use in the Premises, in a temperature range of 70°F to 76°F, with relative humidity within the guidelines established by the American Society of Heating and Air Conditioning Engineers (“ASHRAE”), from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other nationally recognized holidays (collectively, the “Holidays”).
6.1.2 Landlord shall provide adequate electrical wiring and power for normal general office use twenty-four (24) hours per day, seven (7) days per week, consistent with the Consumption Standard set forth in Section 6.2 below. Tenant, at Tenant’s sole cost and expense, shall perform replacement of lamps, and starters for lighting fixtures within the Premises; provided, however, Landlord shall perform replacement of ballasts and Tenant shall reimburse Landlord for such cost within thirty (30) days following Landlord’s delivery to Tenant of an invoice therefor.
6.1.3 Landlord (or Landlord’s property manager) shall provide city water from the regular Building connections and any other connections the Tenant is making use of in the Premises as of the date of this Lease and Landlord has heretofor approved, for drinking, lavatory and toilet purposes. Subject to the terms of Article 8 of this Lease, Tenant shall have the right to add to or access the water systems for the Building and/or provide supplemental water systems in order to service the Premises.
6.1.4 At Tenant’s option, Landlord shall provide janitorial services in a quantity and manner consistent with Comparable Buildings, five (5) days per week, except the date of observation of the Holidays, in and about the Premises, in accordance with the janitorial specifications attached hereto as Exhibit “H”, and exterior window washing for the Building three (3) times per year. Landlord, at Tenant’s sole cost and expense, shall require a Background Check (defined below) reasonably acceptable Tenant of any janitorial personnel that Landlord causes to enter the Premises to provide janitorial services under the Lease.  As used herein, “Background Check” means a background check that (i) does not require the provision of any  identifying information other than (a) photo identification or other reasonable evidence of the person’s name, (b) the name of the person’s employer, (c) fingerprints, and (d) such other information as Tenant may be required to obtain by FDIC regulations or other applicable law; and (ii) does not preclude entry for any reason other than discovery that the person (a) has been convicted of a felony involving dishonesty or breach of trust, or (b) is a party identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list, except as required by FDIC regulations or other applicable law. Tenant shall reimburse Landlord for the cost of providing such Background Checks within thirty (30) days following Landlord’s delivery to Tenant of an invoice therefor. Notwithstanding the foregoing, if Landlord’s janitorial contractor does not have available personnel that have completed a Landlord requested Background Check (e.g., if one (1) or more janitorial contractor personnel that have completed a Background Check call out sick or are otherwise unavailable), Landlord shall not be in default of this paragraph and Tenant may receive diminished or no janitorial service until such time as personnel that have completed Background Checks are available. Tenant shall have the right, upon at least sixty (60) days’ notice to Landlord at any time during the Lease Term or any Option Term, to provide its own janitorial service to the Premises by independently contracting with a janitorial service provider approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed by Landlord. Such janitorial service provider shall in all events utilize “green” cleaning procedures comparable to those used by Landlord or its janitorial service provider and maintain harmonious labor relations with other contractors and service providers working in, on or about the Real Property. If Tenant elects, at any time, and from time to time, to provide its own janitorial service to the Premises during the Lease Term or any Option Term, the Base Rent payable by Tenant from and after the date on which Tenant commences providing its own janitorial service shall each be reduced by an amount equal to the actual savings realized by Landlord through the termination of the janitorial service to the Premises. Within sixty (60) days after Tenant commences providing its own janitorial service, Landlord shall reasonably calculate the actual savings realized by Landlord as a result of Tenant providing its own janitorial service. Landlord shall notify Tenant of such calculation as soon as possible after Tenant commences providing its own janitorial services. Tenant shall have the right to review Landlord’s calculation and supporting documents of such savings in janitorial costs. Tenant shall have the right, on sixty (60) days’ notice to Landlord, to discontinue providing its own janitorial, and to have Landlord once again provide such service as provided herein. Landlord acknowledges and agrees that as of the execution of this Lease, Tenant is currently providing its own janitorial under the Office Lease, and Landlord hereby approves the provider of the same to provide service in the Premises.
6.1.5 Landlord shall provide twenty-four (24) hours per day, seven (7) days per week, reasonable security and supervision of the Building and common areas, in a manner consistent with Comparable Buildings. Tenant shall have the right to install its own security system, subject to the terms of Article 8 of this Lease or the Tenant Work Letter, as the case may be, and/or have its own security personnel in the Premises, provided that the same does not interfere with the operation of the Retail Area security system.
6.1.6 Landlord shall furnish to Tenant’s employees and agents access to the Building, the Premises and the Building Parking Area on a seven (7) day per week, twenty-four (24) hour per day basis, subject to compliance with such reasonable security measures as shall from time to time be in effect for the Building and/or the Building Parking Area, Landlord maintenance activities and subject to the Rules and Regulations attached hereto as Exhibit “D” and such other reasonable, non-discriminatory rules and regulations from time to time established by Landlord.
6.2 Interruption of Use. Except as otherwise provided herein, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and except as provided herein, such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, except as provided herein, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
6.3 Additional Services or Utilities. If requested by Tenant, Landlord shall also have the exclusive right, but not the obligation, to cause to be provided any additional services or utilities which may be required by Tenant, including, without limitation, locksmithing, additional janitorial service, and additional repairs and maintenance, provided that Tenant is provided an estimate of the cost prior to it being incurred. Tenant shall pay to Landlord (or Landlord’s property manager) within thirty (30) days after billing, the sum of all costs to Landlord of such additional services including an administrative fee (not to exceed five percent [5%] of such costs). Charges for any services or utilities for which Tenant is required to pay from time to time hereunder, shall be billed on a monthly basis. If Tenant fails to make payment for any such services or utilities, and such failure continues for ten (10) business days following written notice to Tenant, Landlord may, following written notice to Tenant, cause to be discontinued any or all of such services and utilities and such discontinuance shall not be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its other obligations under this Lease.

6.4 Supplemental HVAC. Tenant may elect to install one or more additional HVAC systems inside, and/or outside of the Premises, including without limitation, wall units (1 ton) within Tenant’s IT/IDF room and ATM room, and in other locations reasonably approved by Landlord (each, a “Tenant HVAC System”), unless the Building structure, the Building systems, and/or the exterior appearance of the Building will be materially and adversely affected, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. Tenant’s installation of the Tenant HVAC System shall comply with and be governed by the terms of this Lease. Tenant acknowledges that such Tenant HVAC System installation will constitute an over-standard electrical use, and that in such event Tenant will be required to install, at Tenant’s sole cost and expense, a device to separately meter such increased electrical use, and Tenant shall pay the increased cost directly to Landlord (or Landlord’s property manager), within thirty (30) days after demand including an administrative fee (not to exceed five percent [5%] of such cost). If Tenant elects to terminate the Lease under Rider No. 4 attached hereto, or if Landlord terminates the Lease due to a Tenant Event of Default, then, at Landlord’s election delivered to Tenant in writing not later than ninety (90) days prior to the Termination Date (as defined in Rider No. 4) (or as soon as practicable following an Event of Default), Tenant shall remove the Tenant HVAC System prior to the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, normal wear and tear excepted, at Tenant’s sole cost and expense. If Landlord does not elect in writing (as provided above) for the Tenant to remove the Tenant HVAC System, the Tenant shall leave the Tenant HVAC System, in the Premises upon the expiration or earlier termination of this Lease, in its then existing “as is” condition, and Tenant shall thereafter have no further rights with respect thereto. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair, replacement, and, if applicable, removal of the Tenant HVAC System, and in no event shall the Tenant HVAC System interfere with Landlord’s operation of the Building.
7. Repairs.
7.1 Duties to Repair. Landlord shall maintain and repair in a condition comparable to that maintained by landlords of Comparable Buildings, and in compliance with all laws, any and all structural portions of the Premises, all restrooms located in the Premises (excluding executive washrooms, if any), and the Systems and Equipment; provided, however, Tenant shall be directly responsible for all maintenance and repair costs incurred by Landlord respecting Systems and Equipment located in the Premises, except for (all of which shall be Landlord’s responsibility to maintain and repair) (i) the HVAC system and all components, and the sprinkler systems, and without limitation, the pipes and other equipment connecting such interior main loops within the Premises to the Building’s base building HVAC and sprinkler systems located outside the Premises (collectively, the “Premises Base Building HVAC/Sprinkler Equipment”), (ii) repairs to Systems and Equipment in the Premises to the extent the condition necessitating such repair results from breakdowns or malfunctions of Systems and Equipment located outside the Premises and/or the Premises Base Building HVAC/Sprinkler Equipment, or (iii) repair or maintenance, which may be included in Direct Expenses, to base building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems located in the Premises and which do not exclusively service the Premises. Landlord shall also maintain and repair the common areas in and outside of the Premises, including all walkways, escalators and landscaping, in a condition comparable to that maintained by landlords of Comparable Buildings. Tenant shall, at Tenant’s own expense, keep the non-structural portions of the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. Without in any way limiting Tenant’s obligations under this Article 7, Tenant’s repair and maintenance obligation shall include the obligation to repair and maintain all utility meters, if any, all fixtures and other equipment in the Premises, the store or store fronts of the Premises, all of Tenant’s signs, locks and closing devices, and all window sashes, casements or frames, doors and door frames. Tenant also agrees to (i) keep the inside and outside of all glass in the doors and windows of the Premises clean; (ii) keep all exterior store front surfaces of the Premises clean; and (iii) replace promptly, at its expense, any broken door closures and any cracked or broken glass in the Premises. In addition, except as provided as part of Landlord’s repair obligations set forth above or Landlord’s repair obligation in the event of a casualty or condemnation, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord (to the extent required under Section 8.1), and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a reasonable percentage of the cost thereof (to be uniformly established for the Building and consistent with similar charges imposed by the landlords of Comparable Buildings) sufficient to reimburse Landlord for all overhead, general conditions, fees and other reasonable and actual costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same (including receipt of reasonably satisfactory evidence of such costs). Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable (no less than one (1) business days) prior notice to Tenant (except in the event of emergency) to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall deem reasonably necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree, and if requested by Tenant, Landlord shall perform such work after Tenant’s normal business hours (except in the event of emergency) to the extent reasonably practicable if the performance of such work will unreasonably interfere with Tenant’s normal business operations. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.2 Tenant’s Right to Make Repairs. If Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the provision of utilities and/or services and/or repairs and/or maintenance as set forth in Sections 6.1 and 7.1 of this Lease, above, and Landlord fails to provide such action as required by the terms of this Lease, then Tenant may proceed to take the required action upon delivery of an additional five (5) business days notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest at the Interest Rate, during the period from the date Tenant incurs such costs and expenses until such time as payment is made by Landlord. In the event Tenant takes such action, and such work will affect the Systems and Equipment, structural integrity of the Building or exterior appearance of the Building, Tenant shall use only those contractors used by Landlord in the Building for such work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Landlord agrees that Tenant will have access to the Building, the Systems and Equipment, the Building structure and Real Property to the extent necessary to perform the work contemplated by this provision. Further, if Landlord does not deliver a detailed written objection to Tenant, within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice together with interest at the Interest Rate. If, however, Landlord in good faith delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from Rent, but as Tenant’s sole remedy, Tenant may proceed to have such dispute settled pursuant to the proceedings described in Section 29.23 below, and if Tenant obtains a judgment in its favor in such proceedings, Tenant shall have the right to deduct the amount of such judgment and attorneys’ fees awarded in such proceedings from the Rent next due and owing by Tenant under this Lease if such amount and attorneys’ fees are not paid within thirty (30) days after such judgment is issued.
8. Additions and Alterations.
8.1 Landlord’s Consent to Alterations. Except for Cosmetic Alterations (as defined below), Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations. Such consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and Landlord shall not withhold, condition or delay its consent for any Alterations except with respect to Alterations which (i) do not comply with applicable laws, (ii) materially and adversely affect the Systems and Equipment or the structural aspects of the Building or Retail Area, (iii) can be seen from outside the Premises, (iv) unreasonably interfere with another tenant’s use of such tenant’s premises for normal business office purposes, and/or (v) do not use materials that are equal to or better than Building standard materials (each, a “Design Problem”). Notwithstanding the foregoing, with respect to any Alterations installed after the Lease Commencement Date that (A) create a Design Problem described in clause (iii) hereinabove and (B) are other than walls not aligned with existing columns or mullions, Landlord shall act reasonably and in good faith based upon standards generally employed by Comparable Landlords (as defined below) for comparable retail projects. Further notwithstanding the foregoing, Tenant may make strictly cosmetic, non-structural alterations, additions or improvements to the interior of the Premises (collectively, the “Cosmetic Alterations”) without Landlord’s consent or payment of any supervision fee, provided that: (a) Tenant delivers to Landlord written notice of such Cosmetic Alterations at least ten (10) days prior to the commencement thereof; (b) such Cosmetic Alterations shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8; (c) such Cosmetic Alterations do not require the issuance of a building permit or other governmental approval; (d) such Cosmetic Alterations would not result in a Design Problem; (e) such Cosmetic Alterations do not exceed $75,000 per project. Any time Tenant proposes to make Alterations other than Cosmetic Alterations, Tenant’s notice regarding the proposed Alterations shall be provided together with the plans and specifications for the Alterations, and Landlord shall approve or disapprove of the same within ten (10) business days after its receipt of the same in accordance with the standard for consent set forth hereinabove. In the event that Landlord shall fail to notify Tenant in writing of its approval or disapproval of a proposed Alteration within such ten (10) business day period, Landlord shall be deemed to have approved such Alteration. In the event that Landlord shall disapprove of a proposed Alteration because the same contains a Design Problem, Landlord shall notify Tenant of ifs the specific Design Problem which is the reason for such disapproval and Tenant shall have the right to resubmit for Landlord’s approval modified plans and specifications to address Landlord’s reasons for disapproval to eliminate such Design Problem. The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.
8.2 Manner of Construction. Any time Tenant proposes to make an Alteration which requires the consent of Landlord, Landlord may impose commercially reasonable requirements, including, but not limited to, the requirement that upon Landlord’s request made at the time such consent is granted, Tenant shall, utilize for such purposes only contractors (with Swinerton, BCCI Construction (provided that BCCI works together with one of other enumerated contractors in this parenthetical), Turner Construction, Howard Building Corporation and Turelk Construction being deemed approved), materials, mechanics and materialmen reasonably approved by Landlord, or provide that Tenant shall utilize an available contractor of Landlord’s selection to perform all work for Alterations that constitute a Design Problem (provided that Landlord shall cause such contractor to charge Tenant for such work an amount equal to the costs that comparable first-class, reputable, and reliable contractors would have charged Tenant if selected pursuant to competitive bidding procedures). Landlord hereby approves the following general contractors:
Phoenix Construction & Management
515 S. Flower Street, suite 1270
Los Angeles, CA,   90071
Excel Construction Services
1950 Raymer Ave
Fullerton, CA 92833
Evans & Son, Inc.
25812 Springbrook Avenue
Santa Clarita, CA 91350
Tenant shall construct all Alterations and perform any repairs undertaken by Tenant in conformance with all applicable Laws and pursuant to a valid building permit, issued by the City of Los Angeles, and in conformance with Landlord’s reasonable construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws, but, subject to Tenant’s obligation to carry out all Alteration work in compliance with the provisions of this Article 8, shall constitute Landlord’s approval of such Alteration. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building, Retail Area, Common Areas or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building or Retail Area, or interfere with the labor force working in the Building or Retail Area. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations requiring a building permit and costing in excess of $75,000, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8180-8190 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office an electronic copy of the record set of drawings of the Alterations.
8.3 Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable within thirty (30) days after Tenant’s receipt of billing therefor (including a reasonably particularized statement setting forth the charges), either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage to be established on a uniform basis for the Building and consistent with similar charges imposed by the landlords of the Comparable Buildings) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work, and if Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually and reasonably incurred in connection with Landlord’s review’ of such work (without profit or mark-up).
8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, Tenant agrees to carry, or cause the applicable contractors to carry, prior to the commencement of such Alterations, “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof. In addition, for work in excess of $250,000.00, Landlord may, in its reasonably discretion, require any Transferee (as defined in Section 14.1 of this Lease), but not the Original Tenant or an Affiliate of the Original Tenant, to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be permanently installed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which are installed, provided Tenant repairs any damage to the Premises and Building caused by such removal, normal wear and tear excepted. Furthermore, if Landlord requires, at the time Landlord approves of the Alteration, that Tenant be required to remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant no later than ninety (90) days prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove such Alterations and to repair any damage to the Premises, Retail Area and Building caused by such removal (normal wear and tear excepted), subject, however, to the restrictions on Landlord’s right to so require Tenant to remove certain Alterations as provided in Section 15.2 below. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations prior to or at the expiration or earlier termination of the Lease Term, Landlord may do so upon ten (10) days’ notice to Tenant and may charge the actual, reasonable and documented cost thereof to Tenant (without profit or mark-up). Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, except to the extent the particular work is performed by Landlord and/or such liability, cost, obligation, claim or expense results from Landlord’s negligence or willful misconduct.
9. Covenant Against Liens.
Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any reasonably sized notice which it deems necessary for protection from such liens. In the event that other than due to Landlord’s failure to timely disburse any tenant improvement allowance required to be disbursed by Landlord pursuant to this Lease, any lien of mechanics or materialmen or others is placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, Tenant covenants and agrees to cause it to be released and removed of record (by bonding or otherwise) within fifteen (15) business days after its receipt of written notice from Landlord regarding the existence of such lien. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed (by bonding or otherwise) on or before the date occurring fifteen (15) business days after written notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, actually incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be due and payable by Tenant within thirty (30) days of receipt of a reasonably detailed invoice therefor.

10. Indemnification and Insurance.
10.1 Indemnification and Waiver. To the extent not prohibited by law, Landlord, its partners and their respective officers, agents, servants, employees, and independent contractors shall not be liable to Tenant (except as expressly provided in Section 19.8.2 or elsewhere in this Lease) for any damage to property resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, due to the occurrence of any accident or event in or about the Building, Retail Area, Real Property and/or the Parking Areas, or due to any act or neglect of any tenant or occupant of the Retail Area or the Building, including the Premises, or of any other person, including without limitation, any damage caused by gas, electricity, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, or to any other cause regardless of whether of an entirely different nature; provided, however, the provisions of this sentence shall not be applicable to any such damage to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, servants or employees, or to any default by Landlord in the observance or performance of any of the terms, covenants or conditions of this Lease to be performed on Landlord’s part. Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners and their respective officers, agents, servants and employees from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, including, without limiting the generality of the foregoing: (A) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed; (B) the use or occupancy of the Premises by Tenant or any person claiming by, through or under Tenant; (C) the condition of the Premises or any occurrence on the Premises from any cause whatsoever, except to the extent such occurrence is the result of (1) a condition or occurrence originating outside the Premises that is not described in clause (D) hereinbelow, or (2) Hazardous Materials that exist in or outside the Premises as of the Lease Commencement Date or which thereafter were placed in the Premises or found to be in or outside the Premises to the extent not (x) introduced, disposed of or otherwise caused by Tenant or any of the Tenant Parties or (y) in any tenant improvements, alterations, fixtures, equipment or personal property installed by or for Tenant in the Premises, Building, Retail Area or Real Property; or (D) any acts, omissions or negligence of Tenant or any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees or licensees of Tenant or any such person, in, on or about the Premises, Real Property, and/or the Parking Areas either prior to, during, or after the expiration of the Lease Term, including, without limitation, any acts, omissions or negligence in the making or performance of any Alterations or the Tenant Improvements by Tenant, provided that Tenant shall not be required to indemnify and hold Landlord harmless from, nor does Tenant hereby waive any claim against Landlord for, any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity resulting from the negligence or willful misconduct of Landlord or its agents, contractors, servants or employees, in connection with Landlord’s operation of the Building, Retail Area, Real Property and/or Building Parking Area or the failure of Landlord to perform any of its obligations under this Lease (except for damage to any improvements or alterations in the Premises [including the Tenant Improvements] and Tenant’s personal property, fixtures, furniture and equipment in the Premises, to the extent such damage is covered by Tenant’s required insurance coverage hereunder, or if Tenant had carried the insurance required hereunder would have been covered; but not to the extent of any insurance deductibles permitted to be carried by Tenant hereunder). Notwithstanding the foregoing limitations or exceptions to Landlord’s liability contained in this Section 10.1, Landlord hereby indemnifies, defends, protects and holds Tenant harmless from any such excluded Claims described in the immediately preceding sentence; provided further that because Landlord is required to maintain property damage insurance on the Building and Retail Area Tenant compensates Landlord for such insurance as part of Tenant’s Share of Direct Expenses and because of the existence of waivers of subrogation set forth in Section 10.4 of this Lease, Landlord hereby indemnifies, defends, protects, and holds Tenant harmless from any Claims for any property damage or loss to any portion of the Building located outside the Premises to the extent such Claim is covered by such insurance or damages due to the failure of Landlord to perform any of its obligations under this Lease (or if Landlord had carried the insurance required hereunder would have been covered; but not to the extent of any insurance deductibles permitted to be carried by Landlord hereunder), even if resulting from the negligent acts or omissions of Tenant or those of its agents, contractors, servants, employees or licensees. Similarly, since Tenant must carry property damage insurance pursuant to this Article 10 to cover its personal property within the Premises and the Real Property, and any tenant improvements and Alterations in the Premises (including the Tenant Improvements), Tenant hereby indemnifies and holds Landlord harmless from any Claims for any property damage or loss to any such items to the extent arising from any event to the extent such Claims are covered by such insurance (or if Tenant had carried the insurance required hereunder would have been covered; but not to the extent of any insurance deductibles permitted to be carried by Tenant hereunder), even if resulting from the negligent acts or omissions of Landlord or those of its agents, contractors, servants, employees or licensees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination. No provision of this Section 10.1 shall affect the waivers of subrogation described in Section 10.4 of this Lease. Each party’s indemnification obligations hereunder shall include the obligation, at the indemnified party’s request, to defend the indemnified party with counsel reasonably acceptable to such indemnified party, at the indemnifying party’s sole cost and expense, including all reasonable attorneys’ fees and court costs.
10.2 Landlord’s Insurance and Tenant’s Compliance with Landlord’s Insurance. Landlord shall maintain during the Lease Term a policy or policies of property insurance insuring the Building, Real Property, Retail Area and Building Parking Area against loss or damage due to fire and other casualties covered within the classification of “all risk” or “special form” coverage, to the extent available on a commercially reasonable basis, for the full replacement cost of the covered items determined in a commercially reasonable manner. Such coverage shall be in amounts that meet any co-insurance clauses of the policies of insurance. Landlord shall be permitted to carry such deductibles with respect to such property insurance as are customarily carried from time to time by reasonably prudent landlords of the Comparable Buildings. Landlord shall also maintain a policy or policies of commercial general liability insurance covering the Building, Real Property, Retail Area and Building Parking Area and the performance by Landlord of its indemnity agreements set forth in Section 10.1 of this Lease, in such amounts and with such deductibles as are customarily carried from time to time by reasonably prudent landlords of the Comparable Buildings. As of the date of this Lease Landlord currently carries commercial general liability coverage in limits of $1,000,000 per occurrence, with umbrella coverage of $100,000,000 per occurrence. Additionally, at the option of Landlord, Landlord’s property insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Real Property or the ground or underlying lessors of the Real Property, or any portion thereof. Upon inquiry by Tenant, from time to time, Landlord shall inform Tenant of such coverage carried by Landlord. Tenant shall neither use the Premises nor permit the Premises to be used or acts to be done therein which will: (i) increase the premium of any insurance described in this Section 10.2 unless Tenant agrees to pay for such increase in premium (which payment shall be made by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor from Landlord); (ii) cause a cancellation of or be in conflict with any such insurance policies of Landlord; or (iii) result in a refusal by insurance companies of good standing to insure the Building or the Real Property in amounts reasonably satisfactory to Landlord; provided, that Landlord agrees that Tenant’s use of the Premises for the Permitted Use and otherwise in compliance with this Lease will not cause or result in any of the matters referred to in clauses (i) through (iii) hereinabove. Tenant shall, at Tenant’s expense, comply as to the Premises with all reasonable insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
10.3 Tenant’s Insurance. Tenant shall maintain during the Lease Term the following coverages in the following amounts.
10.3.1 A policy or policies of commercial general liability insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s occupancy, assumed liabilities or use of the Premises, including coverage with respect to the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and
Property Damage Liability	$1,000,000 each occurrence
$2,000,000 annual aggregate
Personal Injury Liability	$1,000,000 each occurrence
$2,000,000 annual aggregate
Umbrella Coverage	$5,000,000

10.3.2 Property insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) all leasehold improvements in the Premises, (iii) all other improvements, alterations and additions to the Premises, and (iv) the Telecommunication Equipment. Such insurance shall insure against loss or damage due to fire and other casualties covered within the classification of “all risk” or “special form” coverage, to the extent available on a commercially reasonable basis, for the full replacement cost of the covered items determined in a commercially reasonable manner, and in amounts that meet any co-insurance clauses of the policies of insurance.
10.3.3 Comprehensive Automobile Insurance covering all owned, non-owned and hired automobiles of Tenant with combined single limit not less than:

Bodily Injury Liability	$1,000,000 each accident

Property Damage Liability	$1,000,000 each accident

10.3.4 Form of Policies. The minimum limits of policies of insurance required of Landlord and Tenant under this Lease shall in no event limit the liability of either party under this Lease. Tenant’s insurance shall: (i) name as an additional insured on Tenant’s general liability policy on a blanket basis, Landlord, and all mortgage or deed of trust holders or lessors of any underlying ground leases respecting the Real Property, the identity of whom Landlord has provided Tenant with not less than thirty (30) days prior written notice; (ii) specifically cover Tenant’s indemnification obligations under Section 10.1 of this Lease except to the extent such obligations arise as a result of a default by Tenant; (iii) be issued by an insurance company having a rating of not less than A-VII in Best’s Insurance Guide or such lesser rating which is otherwise reasonably acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) contain a cross-liability endorsement or severability of interest clause. Landlord’s insurance shall comply with the requirements of clauses (ii) and (iii) above, with all references to Landlord in such clauses modified to refer to Tenant, and all references to Tenant modified to refer to Landlord. Tenant shall send a link to the Memorandum of Insurance to Landlord at or before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to provide the Memorandum of Insurance, Landlord may, at its option, upon at least fifteen (15) days’ prior written notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within thirty (30) days after delivery to Tenant of the bills thereof, unless within such fifteen (15) days, Tenant procures such insurance (if Tenant did not have coverage) and delivers to Landlord a Memorandum of Insurance as required above. Tenant shall provide Landlord written notice of its receipt of any notice of cancellation of any insurance or of any coverage changed below that required herein. Upon reasonable request by Tenant, Landlord shall make available for Tenant’s review at the Retail Area management office, copies of the applicable insurance policies evidencing the existence of Landlord’s required insurance hereunder.
10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, to the extent such waivers are routinely and customarily available. As long as such waivers of subrogation are contained in their respective insurance policies, or would have been contained in such insurance policies had the responsible party used commercially reasonable efforts to obtain such waivers and such waivers are routinely and customarily available, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance maintained or required to be maintained hereunder. if either party fails to carry the amounts and types of insurance required to be carried by it pursuant to this Article 10, such failure shall be deemed to be a covenant and agreement by such party to self-insure with respect to the type and amount of insurance which such party so failed to carry, with full waiver of subrogation with respect thereto.
10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to Section 10.3.1 above, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance be in excess of that required by landlords of comparable retail projects for tenants comparable to Tenant.
10.6 Self-Insurance. So long as Tenant maintains a Tangible Net Worth (as defined below) in excess of One Hundred Million Dollars ($100,000,000.00), Tenant may provide self-insurance in lieu of the insurance required in Sections 10.3 and 10.5 above, whether by the establishment of an insurance fund or reserve to be held and applied to make good losses from casualties, or otherwise, which conforms to the practice of large corporations maintaining systems of self-insurance or by simply sending a notice to Landlord stating that it will be responsible to pay all Claims as if it was an insurance company providing the insurance coverage Tenant was otherwise obligated to obtain under this Lease. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Prior to Tenant electing to self-insure under this Section 10.6, Tenant shall deliver to Landlord Tenant’s annual report evidencing such minimum $100,000,000.00 Tangible Net Worth requirement, which annual report shall be prepared by a national firm of certified public accountants in accordance with GAAP and certified as accurate (the “Annual Report”). Thereafter while Tenant is continuing to self-insure under this Section 10.6, Tenant shall deliver to Landlord, within forty-five (45) days after written request therefor from Landlord made after the end of each fiscal year, a current Annual Report for the prior fiscal year evidencing such $100,000,000.00 minimum Tangible Net Worth. If at any time Tenant’s Tangible Net Worth is less than $100,000,000.00, then Tenant shall be required to immediately obtain and maintain the insurance provided for in Sections 10.3 and 10.5 above. If Tenant self-insures any of the risks to which coverage is required under Sections 10.3 and/or 10.5 above, Tenant’s self-insurance protection shall be deemed to include (and Tenants self-insurance shall be deemed to include) the waivers of subrogation and the additional insured status mentioned above in favor of Landlord, its lenders and any other parties Landlord so specifies as provided in Section 10.3 above. Furthermore, (i) the self-insurance protection shall be equivalent to the coverage required under Sections 10.3 and 10.5 above, and Tenant shall not be relieved from the indemnification obligations of this Lease, (ii) Tenant shall be responsible for, assume all liability for, and release and waive all right of recovery against Landlord and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors for, the costs of any loss or claim to the extent that such loss or claim would have been covered by the insurance Tenant would have otherwise been required to maintain hereunder, and (iii) Tenant shall pay all amounts on behalf of Landlord and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors (and waive, release, protect, indemnify, defend, protect and hold harmless Landlord and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors from and against) any and all Claims incurred by Landlord (and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors) which would have been payable or insured against by a hypothetical third-party insurer for the benefit of Tenant and/or Landlord (and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors) had Tenant maintained the insurance required under Sections 10.3 and 10.5 above with deemed full waiver of subrogation in favor of Landlord (and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors), and with reasonable deductible amounts applicable to such policies. If Tenant fails to comply with the requirements relating to self-insurance and insurance, Landlord may, in accordance with the provisions of Section 10.3.4 above, obtain such insurance and Tenant shall pay to Landlord immediately on demand the premium cost thereof. It is expressly understood that the self-insurance permitted above does not relieve Tenant of its statutory obligations under Workers’ Compensation laws.
11. Damage and Destruction.
11.1 Repair of Damage to Premises by Landlord. If the Premises, Building Parking Area or any Common Areas of the Retail Area serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Premises, Building Parking Area and such Common Areas to the condition existing prior such fire or other casualty. Such restoration shall be to substantially the same condition of the Premises, Building Parking Area and Common Areas prior to the casualty, except for modifications thereto (i) required by zoning and building codes and other laws, or (ii) reasonably required by the holder of a mortgage on the Retail Area or reasonably deemed desirable by Landlord, provided (A) Tenant’s access to and use of the Premises and Building Parking Area shall not be materially impaired, and (B) such Premises, Building Parking Area and any Common Areas will be in a condition that is equal or better than the condition of such items immediately prior to the damage and destruction. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, if this Lease is not terminated, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2(ii) and (iii) of this Lease to the extent necessary to reimburse Landlord on a progress payment basis for all costs and expenses incurred by Landlord in connection with the repair of any such damage, and Landlord shall repair any injury or damage to the leasehold improvements and Alterations installed in the Premises and shall return such leasehold improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, plus the amount of insurance proceeds received by Landlord from Landlord’s insurance carrier to the extent allocable to damage of the leasehold improvements and Alterations, the cost of such repair shall be paid by Tenant on a progress-payment basis, but only after exhaustion of Tenant’s and Landlord’s insurance proceeds received by Landlord and allocable to the damage of the leasehold improvements and Alterations. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to

Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Tenant and Landlord shall select the general contractor to perform such improvement work and if they do not agree as to the identity of the general contractor, Landlord shall select the general contractor on the basis of a reputation for high quality work, integrity, timeliness of performance and financial stability, and, if commercially reasonable and practicable under the circumstances, after competitively bidding such improvement work to at least three (3) general contractors designated by Landlord and reasonably acceptable to Tenant (with respect to any such competitive bidding procedure, Landlord shall select as the general contractor to perform such improvement work, the general contract submitting the lowest bid and is able to meet Landlord’s commercially reasonable schedule for the performance of such improvement work). Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises, Building Parking Areas (unless Landlord provides reasonable substitute parking) or Common Areas necessary to Tenant’s occupancy of or access to the Premises, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent to which Tenant is denied access to the Premises and/or to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease (including due to lack of parking unless Landlord provides reasonable substitute parking), and not occupied by Tenant as a result thereof; provided, further, if the Premises or Common Areas providing access to the Premises are damaged such that the portion of the Premises which is fit for occupancy and to which Tenant is permitted access is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent Tenant is denied access to the Premises and/or the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result of the subject damage.
11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Retail Area and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Retail Area shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); or (ii) as a result of the casualty in question, (A) Landlord would have to repair “uninsured” or “underinsured” damage to the Retail Area (“uninsured” or “underinsured” meaning that Landlord does not have insurance proceeds from third party insurance companies with respect to such damage to the Retail Area, provided that Landlord would also not have such insurance proceeds had Landlord carried the insurance required under this Lease) at a cost in excess of Five Million Dollars ($5,000,000.00), (B) Landlord terminates the leases of all other tenants of the Retail Area leasing a full floor or more similarly affected by the damage and destruction which, with respect to tenants of the Retail Area leasing space pursuant to leases in effect as of the date of this Lease, contain termination rights in favor of Landlord permitting Landlord to terminate such leases in the event of an uninsured or underinsured casualty damage (it being agreed by Landlord that Landlord shall not modify any such existing leases to eliminate any such termination rights), and (C) Landlord covenants to Tenant in writing that Landlord will not commence any repairs of such damaged portions of the Premises and/or Retail Area within nine (9) months following the date of casualty for the purposes of leasing the Premises to third parties, and such covenant by Landlord shall survive any such termination of this Lease, the breach of which shall, without limitation, subject Landlord to liability to Tenant for any actual damages suffered by Tenant as a result therefrom. For purposes of clause (C) hereinabove, “repairs” shall not be deemed to include repairs to the extent required by applicable law or reasonably necessary to ensure safety in or around the Retail Area and/or any such damaged portions of the Premises or Retail Area. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided hereinabove, and the repairs cannot reasonably be substantially completed within two hundred forty (240) days after being commenced (which 240-day period shall be subject to extension as a result of any Force Majeure events and delays caused by Tenant), Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than one hundred twenty (120) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice. Furthermore, if neither Landlord nor Tenant have terminated this Lease, and the repairs are not actually substantially completed within the period (the “Outside Repair Period”) which is the later of (A) such 240-day period, and (B) the estimated time period for repairs to have been substantially completed as provided hereinabove (which Outside Repair Period shall be subject to extension as a result of any Force Majeure events and delays caused by Tenant), Tenant shall have the right to terminate this Lease within five (5) business days of the end of such Outside Repair Period and thereafter during the first five (5) business days of each calendar month following the end of such Outside Repair Period until such time as the repairs are substantially complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than five (5) business days following the end of such Outside Repair Period or each such month, as the case may be. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. On or before thirty (30) days after the date of a damage or destruction, Landlord shall inform Tenant of Landlord’s reasonable opinion of the projected date of completion of the repairs and whether adequate insurance proceeds will be available to cover the cost of repair and restoration.
11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Retail Area or any other portion of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Retail Area or any other portion of the Real Property.
11.4 Damage Near End of Term. In the event that the Premises or the Retail Area or any Common Areas of the Real Property providing access to the Premises are destroyed or damaged to any substantial extent (i.e., the time to repair such substantial damage will exceed one hundred eighty (180) days or the remainder of the Lease Term, whichever is less) during the last eighteen (18) months of the Lease Term (as such Lease Term may have been previously extended pursuant to Rider No. 1 to Lease or otherwise), then notwithstanding anything contained in this Article 11, Landlord or Tenant shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event: (i) this Lease shall cease and terminate as of the date of such notice; (ii) Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage; (iii) Landlord shall refund to Tenant the Base Rent and Additional Rent prepaid by Tenant and attributable to the period of time following the date of such damage; and (iv) both parties hereto shall thereafter he freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term. In the event Landlord elects to terminate this Lease pursuant to this Section 11.4, Tenant shall have the right to exercise any remaining renewal options, and in such event, the other sections of this Article 12 shall apply.
12. Nonwaiver.
No waiver of any provision of this Lease shall be implied by (i) any failure of either party to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in the Lease or exercise any election contained in the Lease or (ii) any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
13. Condemnation.
13.1 Permanent Taking. If the whole or any major part of the Premises or a major portion of the Retail Area shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon one hundred eighty (180) days’ notice, provided such notice is given no later than sixty (60) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument and provided all other similarly situated tenants’ leases are also terminated. If so much of the Premises, Building or the Real Property is taken so as to substantially interfere with the conduct of Tenant’s business from the Premises, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon one hundred eighty (180) days’ notice, provided such notice is given no later than sixty (60) days after the date of such taking. Landlord and Tenant shall each be entitled to receive fifty percent (50%) of the “bonus value” of the leasehold estate in connection therewith, which bonus value shall be equal to the sum paid by the condemning authority as the award for compensation for taking the leasehold created by this Lease. Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.
13.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary Taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such Taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary Taking.
14. Assignment and Subletting.
14.1 Transfers. Tenant shall not, without the prior written reasonable consent of Landlord except as provided herein to the contrary, assign, mortgage, pledge, hypothecate, encumber, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law except as provided herein, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). For purposes of this Lease, an “Approved Transferee” shall mean (i) any Affiliate (as defined in Section 14.5 below) that is an assignee of Tenant’s entire interest in this Lease, (ii) any other assignee of Tenant’s entire interest in this Lease approved by Landlord pursuant to the terms and conditions of this Article 14, and (iii) any sublessee of the entire Office Space portion of the Premises then leased by Tenant for the entire balance of the Lease Term which sublessee is approved by Landlord pursuant to the terms and conditions of this Article 14.
In no event shall the terms of a proposed Transfer provide the Transferee with a right of first offer to all or any portion of the Premises. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) the substantive terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) in the case of a proposed assignment of the Lease, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, (v) any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility (in the case of a proposed assignment of the Lease), character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (vi) such other information as Landlord may reasonably require. Landlord shall approve or disapprove of the proposed Transfer within fifteen (15) days after Landlord’s receipt of the applicable Transfer Notice. Any Transfer made without Landlords prior written consent shall, at Landlord’s option, be null, void and of no effect. Whether or not Landlord shall grant consent, Tenant shall, within thirty (30) days after written request by Landlord, reimburse Landlord for all reasonable legal fees and expenses incurred by Landlord in connection with its review of a proposed Transfer; provided, however, Landlord’s legal fees and expenses in connection with the review of such sublease shall not exceed $2,500.00 during the Initial Lease Term, and $5,000.00 during any extension thereafter.
Notwithstanding anything in this Lease to the contrary, no restriction in any other tenant or subtenant’s lease or sublease restricting the subleasing of space to another tenant in the Real Property shall be enforced by Landlord as to Tenant and/or the other tenant or subtenant so as to prevent or restrict an assignment, sublease or sub-sublease to Tenant if either Landlord has no available space in the Retail Area for direct lease to Tenant of comparable size as the proposed space to be assigned to or sublet by Tenant from such other tenant or subtenant (herein, the “Proposed Sublease Space”).
14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the turns specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:
14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building as determined with reference to the then existing tenants of the Building;
14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3 The Transferee (i) is a governmental agency or instrumentality whose use of the space shall involve the rendering of welfare-related services and/or unusually heavy pedestrian visitor traffic, (ii) is a governmental agency or an instrumentality of a foreign country, (iii) is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction or other cause, which is materially inconsistent with the quality of the Retail Area, may result in repeated demonstrations or other events which may disrupt the use, occupancy or quiet enjoyment of the Retail Area by other tenants or occupants or which would otherwise reasonably offend a landlord of a comparable retail project, or (iv) is a governmental agency or instrumentality which is capable of exercising the power of eminent domain or condemnation;
14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;
14.2.5 Intentionally omitted;
14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Retail Area a right to cancel its lease; or
14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is actively negotiating with Landlord in good faith to lease space in the Building at such time and comparable space to the subject space is available for lease.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.3 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer Notice to Landlord for its approval and other action under this Article 14.
14.3 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that Tenant contemplates a Transfer (“Contemplated Transfer”), then Tenant shall give Landlord notice (“Intention to Transfer Notice”) of such Contemplated Transfer. The Intention to Transfer Notice shall specify the portion and number of rentable square feet of the Premises which Tenant intends to transfer (“Contemplated Transfer Space”), the contemplated date of the commencement of the term of such Contemplated Transfer (“Contemplated Effective Date”), and the contemplated length of such Contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.3 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of such Intention to Transfer Notice, to recapture such Contemplated Transfer Space upon the basic terms and conditions specified in the Intention to Transfer Notice. In the event such option is exercised by Landlord, and Tenant does not revoke its Transfer Notice by delivering written notice of such revocation to Landlord within fifteen (15) days of Tenant’s receipt of Landlord’s election to recapture, this Lease shall be cancelled and terminated (or when appropriate, suspended if the last day of the term of the

Contemplated Transfer is not the last day of the Lease Term or when appropriate, the last day of a renewal period and at the end of the suspension period, such Premises, or where appropriate, portion of the Premises, shall be returned to Tenant in the same condition as when received, reasonable wear and tear excepted) with respect to all of the Contemplated Transfer Space as of the date stated in the Intention to Transfer Notice as of the Contemplated Effective Date until the last day of the term of the Contemplated Transfer. In the event of a recapture by Landlord, if this Lease shall be cancelled with respect to less than the entire Premises, (i) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, (ii) Tenants parking passes described in Section 26.1 of this Lease shall be proportionately reduced, and (iii) this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same. If Landlord fails to timely elect to recapture the Contemplated Transfer Space under this Section 14.3, then, for a period of one (1) year (“One Year Period”) commencing on the last day of such thirty (30) day period, Tenant may transfer the Contemplated Transfer Space provided that any such Transfer is upon terms not materially inconsistent with the teams set forth in the Intention to Transfer Notice; provided, however, that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the One Year Period (or if a Transfer is so consummated, then upon the expiration of the term of the Transfer for such Contemplated Transfer Space consummated within such One Year Period), or if Tenant desires to effectuate a Transfer during such One Year Period on terms materially inconsistent with the terms set forth in the Intention to Transfer Notice, Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any Contemplated Transfer, as provided in this Section 14.3. Tenant may deliver a Transfer Notice and an Intention to Transfer Notice simultaneously or at different times and the periods provided for Landlord’s approval following its receipt of the same, as set forth in Sections 14.2 and 14.3 respectively, shall commence upon Landlord’s receipt of each such notice notwithstanding the fact that such periods may overlap.
14.4 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy (or a certified conformed copy) of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.
14.5 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, Landlord’s consent shall not be required, the provisions of this Article 14 shall not be applicable to or in connection with, and the following shall not be deemed a Transfer under this Article 14 ; (a) any transfer of equity interest in Tenant; or (b) any sublease or assignment to (i) any entity that controls, is controlled by, or is under common control with Tenant (including but not limited to any company in the control or under the common control of Mitsubishi UFJ Financial Group, Inc.); (ii) any subsidiary or parent of Tenant or to any subsidiary of any parent of Tenant, (iii) the surviving entity resulting from a merger or consolidation of Tenant; (iv) the acquirer of substantially all of Tenant’s assets or stock or (v) any other entity Controlled directly or indirectly by any of the foregoing entities (collectively, “Affiliate”). “Control” means the ability, directly or indirectly, to direct management and policies of another person or entity, whether through the ownership of voting securities, by contract, or otherwise. Tenant shall notify Landlord in writing of any assignment or sublease pursuant to this Section 14.5 and promptly supply Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. Notwithstanding anything to the contrary set forth in this Article 14, Tenant shall not be permitted to assign or sublease all or any portion of the Premises to an Affiliate (or permit occupancy of the Premises by an Affiliate) if such assignment or sublease (or occupancy) would cause a violation of another lease for space in the Retail Area or would give an occupant of the Retail Area a right to cancel its Lease, provided that Landlord has previously notified Tenant of the restrictions which result in such violation or cancellation; and provided further, that for purposes of this Section 14.5 no such restrictive provisions shall prohibit a Transfer to an Affiliate due to the fact the business of such Affiliate includes the conducting or offering of retail financial services to the general public, including banks, savings banks, savings and loan institutions, or thrift and loan companies.
14.6 Business Affiliates. Notwithstanding anything to the contrary contained in the foregoing provisions of this Article 14, Tenant shall have the right, without being subject to Landlord’s prior consent or Landlord’s recapture option in Section 14.3 above, but upon at least ten (10) days’ prior written notice to Landlord, to sublease, license or otherwise permit occupancy of up to an aggregate of 1,000 rentable square feet within the Premises to vendors, consultants or clients of Tenant who have an ongoing business relationship with Tenant (each a “Business Affiliate”), which sublease, license or occupancy agreement, as the case may be, to a Business Affiliate shall be on and subject to all of the following conditions: (A) all such Business Affiliates shall be of a reputation comparable to the reputation of other tenants of the Building; (B) all such Business Affiliates shall use the Premises for the Permitted Use and otherwise in conformity with all of the applicable provisions of this Lease; (C) each such sublease, license or occupancy agreement is not a subterfuge by Tenant to avoid its obligations under this Article 14; (D) there shall be no separate demising walls or entrances to the space which is the subject of such sublease, license or occupancy agreement; (E) each such sublease, license and occupancy agreement shall be subject to and subordinate to all of the terms and provisions of this Lease; (F) prior to the effective date of such occupancy agreement, Tenant shall provide Landlord with the name and address of the occupant and a copy of the agreement under which such occupant is occupying the Premises; and (G) no separate signage is provided to any such Business Affiliate. No such sublease, license or occupancy agreement, as the case may be, shall relieve Tenant from any liability under this Lease. If the occupancy of any such Business Affiliate does not satisfy all of the foregoing conditions, then such occupancy shall be deemed to constitute a Transfer and shall be deemed subject to the provisions of this Article 14.
15. Surrender of Premises; Ownership and Removal of Trade Fixtures.
15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.
15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall: (i) quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for (A) reasonable wear and tear and (B) damage from casualty which is not specifically made Tenant’s responsibility to repair pursuant to Article 10.1 above; and (ii) without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Retail Area resulting from such removal. Notwithstanding anything to contrary in the Lease, Tenant shall have no obligation to remove the Landlord Improvements, the Tenant Improvements, or any Alterations or improvements (unless Landlord notified Tenant in writing of the removal requirement at the time of approval in accordance with Article 8). In addition, Tenant shall have no obligation to remove any cabling, conduit or trade fixtures (unless elected, at Tenant sole election) and shall otherwise leave the Premises in its then existing condition unless Tenant elects to terminate the Lease under Rider No. 4 attached hereto, or Landlord terminates the Lease due to a Tenant Event of Default, in which case Tenant shall be responsible for such removal at Tenant’s sole cost and expense prior to the expiration or earlier termination of the Lease.
15.3 Removal of Tenant’s Property by Landlord. Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within ten (10) days after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any Laws or judicial decisions which may supplement or supplant those provisions from time to time. Any provision of this Lease to the contrary notwithstanding, upon Tenant’s surrender of the Premises at the time of the expiration or earlier termination of the Lease, if there shall remain in the Premises any computer servers, desktop stations, laptops, files or other material personal property which could reasonably be expected to contain customer information (collectively, the “Protected Personal Property”), such Protected Personal Property shall not become the property of or be disposed of by Landlord and Landlord shall forbear from enforcing any contractual, statutory or common law interest in or against such Protected Personal Property except as expressly permitted under this Section 15.3. To the extent any Protected Personal Property remains in the Premises, Landlord shall provide Tenant with written notice of the same and the right (upon notice to Landlord’s Building manager and to be accompanied by a representative of Landlord) to access the Premises during Landlord’s normal business hours for Tenant to retrieve said items. In the event the Protected Personal Property is not removed by Tenant on or before five (5) business days after the notice is delivered by Landlord, then Landlord may arrange for moving and storage of the Protected Personal Property (in any commercially reasonable manner Landlord so desires) at Tenant’s sole cost and expense for a period of not less than thirty (30) days. Landlord may dispose of or destroy such Protected Personal Property in any commercially reasonable manner permitted by applicable law in the event Tenant has not retrieved such items from storage or paid Landlord’s costs after thirty (30) days. It is Landlord’s intention under this Section 15.3 to reasonably assist Tenant’s requirements with respect to the Protected Personal Property at no cost to Landlord, but in doing so Tenant agrees that Landlord is not undertaking any liability for the Protected Personal Property and such liability shall remain solely with Tenant. Landlord and Tenant acknowledge that Protected Personal Property may contain sensitive, confidential and/or proprietary information which is subject to federal, state, and local regulations as to ownership, possession, storage, disposal, removal or other handling, but, except in the case of Landlord’s willful misconduct, Landlord (and Landlord’s affiliates, partners, and agents) shall have no liability whatsoever for any theft, mishandling, loss or any other damages whatsoever with respect to any Protected Personal Property remaining in the Premises after the expiration or earlier termination of the Lease. In the event Landlord reasonably requires that the Premises be free of any such Protected Personal Property (including, without limitation, in order to commence construction in the space or to allow a new tenant to occupy the Premises) immediately after the expiration or earlier termination of the Lease, Landlord shall be permitted to remove and store such Protected Personal Property as provided above without notice to Tenant. In such an event, Tenant shall be responsible for moving and storage costs.
15.4 Landlord’s Actions on Premises. Tenant hereby waives all claims for damages or other liability in connection with, following an Event of Default, Landlord’s reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and no such re-entry shall be considered or construed to be a forcible entry.
15.5 Regulatory Closure Period/Termination by Landlord. Notwithstanding anything in this Lease to the contrary, Landlord acknowledges and agrees that Tenant, as a national banking association, is subject to certain federal laws and regulations regarding the closing of a bank branch, including, without limitation, customer notices required to be distributed in advance of a bank branch closing.  Therefore, notwithstanding any other provision of this Lease to the contrary, in any instance under this Lease where Tenant’s right of possession of the Premises is terminated, whether for default, casualty, eminent domain or otherwise, Tenant may, if it so elects, have a period of one hundred and fifty (150) days from the date that Tenant’s right of possession is terminated (the “Regulatory Closure Period”) to wind up its affairs, send out required notices and vacate the Premises.  Tenant’s payment of Rent and the performance of all obligations under this Lease shall remain in effect during the Regulatory Closure Period (except as otherwise mutually agreed); provided, however, as a condition to Tenant’s right to remain in possession of the Premises during the Regulatory Closure Period, Tenant shall pay to Landlord in advance, prior to the first day of the Regulatory Closure Period, Monthly Base Rent due for the entire one hundred fifty (150) day period in an amount equal to one hundred ten percent (110%) of the Monthly Base Rent that Tenant would have been required to pay under the Lease if Landlord has not elected to terminate the Lease. Subject to the terms and conditions of the immediately preceding sentence, any period of occupancy permitted under this Section 15.5 shall not be considered a holdover for purposes of Section 16 below.
16. Holding Over.
If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to (i) for the first (1st) month of any such holdover, the same Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) thereafter, one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs, expenses, damages and liabilities (including reasonable attorneys’ fees) resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.
17. Estoppel Certificates.
Within twenty (20) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit “E”, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Retail Area, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other commercially reasonable instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Landlord hereby agrees to provide to Tenant an estoppel certificate signed by Landlord, containing the same types of information, and within the same periods of time, as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant, rather than from Tenant to Landlord or a lender.
18. Subordination. Landlord represents and warrants to Tenant that as of the date of this Lease, Landlord is the fee title owner of the Retail Area and Real Property, unencumbered by any ground lease. This Lease shall be subject and subordinate to all future ground or underlying leases of the Real Property, if any, and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Retail Area, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Within thirty (30) days following the execution and delivery of this Lease, Landlord and Tenant shall execute and deliver to the other party, and Landlord shall cause the mortgagee under the existing deed of trust on the Real Property to execute and deliver to Tenant, a subordination, non-disturbance and attornment agreement on Landlord’s lender’s form, subject to commercially reasonable modifications negotiated by Tenant and Landlord’s lender. Notwithstanding any contrary provision of this Article 18, in consideration of, and as a condition precedent to, Tenant’s agreement to be bound by the terms of this Article 18 (including the subordination of this Lease to all future ground leases, mortgages or deeds of trust affecting the Real Property and/or Retail Area), Landlord agrees to provide Tenant with commercially reasonable non-disturbance agreement(s) on Landlord’s lender’s form, subject to commercially reasonable modifications negotiated by Tenant and Landlord’s lender, and otherwise reasonably satisfactory to and in favor of Tenant from any ground or underlying lessors, mortgage holders or lien holders of Landlord who come into existence at any time after the date hereof and prior to the expiration of the Lease Term. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Such commercially reasonable non-disturbance agreement(s) shall include the obligation of any such successor landlord to recognize Tenant’s offset rights specifically set forth in this Lease (including, without limitation, Tenant’s offset rights set forth in Section 7.2 above and Section 19.8.2), and the Allowance set forth in the Tenant Work Letter. Tenant shall, within ten (10) days of request by Landlord, and receipt of the commercially reasonable non-disturbance agreement(s) reasonably satisfactory to and in favor of Tenant described above, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
19. Defaults; Remedies.
19.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease:
19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within seven (7) business days of notice that the same was not paid when due, which notice shall be in addition to, and not in lieu of, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or
19.2 Remedies Upon Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, lawfully enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv) Any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease as allowed by applicable Law; plus
(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Laws.
The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.
19.3 Payment by Tenant. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.
19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.5 Form of Payment After Default. Following the occurrence of an Event of Default by Tenant, Landlord shall have the right to require that for the following twelve (12) month period any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.
19.6 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default by Tenant, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.7 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.
19.8 Landlord’s Default.
19.8.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary and subject to the provisions of Section 29.20 below, exercise any of its rights provided in law or in equity.
19.8.2 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises, (ii) any failure to provide services or access to the Premises or the Parking Areas, regardless of whether caused by circumstances beyond Landlord’s control, (iii) the presence of Hazardous Materials in, on or around the Retail Area taking into account the standards and guidelines included in the definition of applicable laws with respect to Hazardous Materials, which pose a significant health risk to occupants of the Premises and are not caused by Tenant or any of the Tenant Parties, or (iv) because of the occurrence of a casualty (each such set of circumstances as set forth in items (i), (ii), (iii) and (iv), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice or ten (10) days after Landlord’s receipt of any such notice(s) in any consecutive twelve (12) month period (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses and Tenant’s obligation to pay for parking shall be abated or reduced, as the case may be, retroactive to the date of the commencement of the Abatement Event, for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after the commencement of the Abatement Event during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of increases in Direct Expenses and Tenants obligation to pay for parking for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises for the purpose of conducting business therein. If, however, Tenant reoccupies any portion of the Premises during such period for the purpose of conducting business therein, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant during the period Tenant reoccupies such portion of the Premises. If Tenant’s right to abatement occurs during a free rent period which arises after the Lease Commencement Date, Tenant’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (the “Overlap Period”). Landlord shall have the right to extend the expiration date of this Lease for a period of time equal to the Overlap Period if Landlord sends a notice to Tenant of such election within ten (10) days following the end of the extended free rent period. Subject to the provisions of Section 10.1 respecting personal injury or damage to Tenant’s property, such right to abate Base Rent, Tenant’s Share of Direct Expenses and parking charges shall be Tenant’s sole and exclusive remedy at law for damages due to loss of use of the Premises for an Abatement Event; provided, however, that if Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of notice from Tenant, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such 180-day period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of notice to Landlord (the “Abatement Event Termination Notice”) during such five business-day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than ten (10) business days, and not more than six (6) months, following the delivery of the Abatement Event Termination Notice. If Tenant’s right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises, Tenant’s abatement period shall continue until Tenant has been given sufficient time and sufficient access to the Premises to rebuild that portion of the Premises, if any, which it is required to rebuild pursuant to this Lease and to install its property, furniture, fixtures, and equipment and to move in over a weekend. To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event described in Articles 11 or 13 of this Lease, then the Eligibility Period shall not be applicable. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease pursuant to the terms of this Section 19.8.2, if (A) as of the date of delivery by Tenant of the Abatement Event Termination Notice, the first trust deed holder of the Retail Area (the “Bank”) has recorded a notice of default on the Retail Area or filed a notice evidencing a legal action by the Bank against Landlord on the Retail Area, and (B) within ten (10) business days following the date of the Abatement Event Termination Notice the Bank notifies Tenant of its intent to proceed to gain possession of the Retail Area, the Bank diligently proceeds to gain possession of the Retail Area, and, to the extent the Bank does gain possession of the Premises, the Bank diligently proceeds to cure such Abatement Event. In addition, Tenant shall not have the right to terminate this Lease pursuant to the foregoing terms of this Section 19.8.2 if the Abatement Event otherwise giving rise to such termination right is due to a casualty pursuant to Article 11 or a taking pursuant to Article 13, it being agreed that Tenant’s termination rights, if any, with respect to any such damage or destruction or taking shall be governed by and set forth in Articles 11 and 13, respectively, and not this Section 19.8.2. Except as provided in this Section 19.8.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
20. Covenant of Quiet Enjoyment.
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.
21. Intentionally Omitted.
22. Signs.
22.1 Exterior Signage. Subject to the approval of all applicable governmental authorities, compliance with all applicable Laws, Landlord’s uniform sign program for the Retail Area and all recorded covenants, conditions and restrictions affecting the Real Property as of the date of execution and delivery of this Lease (and any hereafter recorded covenants, conditions and restrictions affecting the Real Property which do not conflict with the terms and conditions of this Lease), and the terms of this Section 22.2, Tenant shall have the non-exclusive right to install, at Tenant’s cost, (A) two (2) fabricated signs (which may be illuminated) displaying Tenant’s Trade Name on the exterior of the Premises, in the location shown on Exhibit “G” attached hereto, (B) one (1) prominent wayfinding/branding sign on the west side of the exterior of the Premises, and (C) one (1) prominent wayfinding/branding sign on the north side of the exterior of the Premises (collectively, the “Exterior Signs”). The two (2) wayfinding and branding signs described in the immediately preceding sentence shall be made from vinyl or a similar material, and can be rotated quarterly. Notwithstanding the foregoing, Landlord hereby approves of the design and location depicted of the Exterior Signs to be located on the exterior of the Premises as depicted in Exhibit “G” attached hereto. Subject to the foregoing, the graphics, materials, color, design, lettering, lighting, size, specifications, manner of affixing and exact location of the Exterior Signs shall be subject to Landlord’s reasonable approval. Tenant shall pay for all costs and expenses related to the Exterior Signs, including, without limitation, costs of the design, construction, installation, maintenance, insurance, utilities, repair and replacement thereof; provided, however, the initial installation and acquisition costs for the Exterior Signs may be paid out of the Tenant Improvement Allowance. Tenant shall install and maintain the Exterior Signs in compliance with all Laws and subject to the applicable provisions of Articles 7 and 8 above.
22.1.1 Intentionally Omitted.
22.1.2 Insurance/Maintenance/Removal. Tenant shall be responsible for maintaining insurance on the Exterior Signs as part of the insurance required to be carried by Tenant pursuant to Section 10.3.2 above. Should the Exterior Signs require maintenance, repairs and/or replacement as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs, replacement and/or maintenance to be performed within ten (10) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs, replacement and/or maintenance are reasonably expected to require longer than ten (10) days to perform, Tenant shall commence such repairs, replacement and/or maintenance within such ten (10) day period and shall diligently prosecute such repairs, replacement and maintenance to completion. Should Tenant fail to perform such maintenance, repairs and/or replacement within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the costs of such work including interest. Upon the expiration or earlier termination of this Lease Tenant shall, at Tenant’s sole cost and expense, cause the Exterior Signs to be removed, and Tenant shall repair all damage occasioned thereby and restore the affected areas to their original condition prior to the installation of such signage so required to be removed, normal wear and tear excepted. If Tenant fails to timely remove such signage and repair and restore the affected areas as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor including interest. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.
22.2 Prohibited Signage and Other Items. Except for the Exterior Signs, any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed upon thirty (30) days’ prior notice by Landlord to Tenant at the sole expense of Tenant. Tenant shall also have the right to hang professionally prepared signs in the windows of the Premises, and place electronic screens and monitors in the Premises which may be visible from outside the Premises without Landlord’s approval. Other than as specifically permitted in Section 22.1 above, Tenant may not install under this Lease any signs on the exterior or roof of the Retail Area or in the Common Areas of the Retail Area or the Real Property. Any signs (other than the Exterior Signs), window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building (other than Alterations, the standard of approval for which shall be governed by the provisions of Section 8.1) are subject to the prior approval of Landlord acting reasonably and in good faith based upon standards generally employed by Comparable Landlords for comparable retail projects (except that Landlord may withhold such approval in its sole discretion with respect to any signs, window coverings or blinds which are visible from the exterior of the Building other than Building standard window coverings or blinds); provided, however, Landlord hereby approves of Tenant’s signs, window coverings and blinds that are currently visible from the exterior of the Premises or Building as of the date of this Lease.
22.3 Transferability of Exterior Signs. Except as expressly set forth below in this Section 22.3, the rights to the Exterior Signs pursuant to Section 22.1 above or any replacement name for the Original Tenant or any Qualified Transferee described hereinbelow are personal to the original Tenant executing this Lease (the “Original Tenant”) and when appropriate, any Qualified Transferee, and may not be transferred by the Original Tenant and when appropriate, any Qualified Transferee, or used by anyone else, and the name and accompanying logo on the Exterior Signs may not be changed, except as otherwise provided herein. Notwithstanding the foregoing, subject to Tenant’s compliance with the conditions set forth in clauses (1) and (2) hereinbelow, the Original Tenant and when appropriate, any Qualified Transferee, shall have the right, at its sole cost and expense, to: (i) transfer its rights to the Exterior Signs to a Qualified Transferee in connection with and as part of a Transfer to a Qualified Transferee, and change the name and accompanying logo on the Exterior Signs to reflect the name and accompanying logo of such Qualified Transferee so long as such changed name and logo are the same name and logo on all Exterior Signs and are the only name and logo on each the Exterior Signs; and (ii) in the event the Original Tenant (or such Qualified Transferee to which the Exterior Signs right has been transferred pursuant to clause (i) hereinabove) changes its company name, to change the name and accompanying logo on the Exterior Signs to reflect such applicable company name change. In connection with and as a condition precedent to any such transfer of Tenant’s rights to the Exterior Signs to a Qualified Transferee and/or any such name and/or logo changes described hereinabove, Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with any such changes, which reimbursement shall be made within thirty (30) days after Tenant’s receipt of Landlord’s invoices therefor; and (2) any name and/or logo changes on the Exterior Signs to reflect the identity of any Qualified Transferee pursuant to clause (i) hereinabove or any such name change pursuant to clause (ii) hereinabove shall: (x) be subject to Landlord’s prior approval, which shall not be withheld so long as such name and logo changes do not constitute Objectionable Names/Logos (as defined in Section 22.4 below); and (y) not result in an increase in the size of the Exterior Signs.
22.4 Certain Definitions. As used herein, a “Qualified Transferee” shall mean any Affiliate that is an assignee of Tenant’s entire interest in this Lease. As used herein, a “Prohibited Sign” shall mean any sign which relates to an entity that is associated with sexism (e.g., Chippendales, Hooters, Playboy, Hustler, etc.), racism (e.g., the Ku Klux Klan, the Nazi Party, etc.), or sexual performance or hygiene products. As used herein, the term “Objectionable Names/Logos” shall mean any name or logo which: (1) relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Retail Area as a first-class retail project that is part of a first-class office building project, or which would otherwise reasonably offend a landlord of a comparable retail project, including, without limitation, any Prohibited Signs; or (2) relates to an entity that (x) would not be considered of a character, reputation or stature that is generally comparable with companies that have comparable exterior signage on the comparable retail projects that are part of first-class office building projects owned or controlled by KBS Realty, Hines, Brookfield Properties, Thomas Properties or Shorenstein Company or any of their respective affiliates (collectively, the “Comparable Landlords”), or (y) is a law firm or securities brokerage firm; or (3) would violate any restrictions on signs or Building name changes currently set forth in the Signage Restrictions. For purposes of this Section 22.4, the phrase “controlled by” shall mean the ultimate control over all of the ownership, operational and managerial decisions regarding the assets of the owner.
23. Compliance with Law.
Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, applicable to the Premises or the use or occupancy thereof. Except as otherwise provided in this Lease, at its sole cost and expense, Tenant shall promptly comply with all such laws to the extent that such laws relate to the Premises and/or Tenant’s use of or access to the Premises, including, without limitation, the making of any alterations and/or improvements to the Premises, but the foregoing shall not modify the provisions of Section 1.3 above regarding ADA compliance, Section 5.4 above regarding the Excluded Hazardous Materials. Notwithstanding the foregoing to the contrary, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 of this Lease, for making all alterations and improvements required by applicable laws with respect to the items which are Landlord’s responsibility to repair and maintain pursuant to Section 7.1 of this Lease; provided, however, that Tenant shall reimburse Landlord, within thirty (30) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (i) any Alterations or Tenant Improvements installed by or on behalf of Tenant (but this clause (i) shall not modify or otherwise affect (A) Landlord’s obligations to perform, and pay for the costs (which shall not be included in Operating Expenses) of, the Landlord Improvements as provided in Section 1 of the Tenant Work Letter, or (B) the provisions of Section 5.4 above which limit Tenant’s liability regarding the Excluded Hazardous Materials), or (C) Landlord’s obligation to maintain the Building and Real Property in compliance with all laws, (ii) the negligence or willful misconduct of Tenant or any Tenant Parties that is not covered by insurance obtained, or required to be obtained by, Landlord as part of Operating Expenses and as to which the waiver of subrogation applies, and/or (iii) Tenant’s specific manner of use of the Premises for other than general banking retail uses.
24. Late Charges.
Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage, deed of trust, or ground or underlying lease covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after notice of Tenant’s failure to pay such amount, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount; provided, however, that the first (1st) late charge in any consecutive twelve (12) month period shall not exceed $500.00, and no late charge may be assessed unless a notice of, and invoice for, such assessment is sent to Tenant within sixty (60) days after such failure to pay occurs. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment of Rent by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after notice of such failure to pay such amounts shall thereafter bear interest until paid at the Interest Rate.

25. Entry by Landlord.
Landlord reserves the right at all reasonable times and upon reasonable prior notice (but no less than one (1) business day, except in the case of emergencies or to perform regularly scheduled services) to the Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; (iv) alter, improve or repair the Premises or the Retail Area if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Premises Retail Area; or (v) perform services or other obligations required of Landlord under this Lease which are other than regularly scheduled services and/or maintenance obligations. The parties further agree that neither Landlord nor any of Landlord’s employees, invitees, licensees, tenants, third parties or assigns, shall be permitted any access to the Premises unless reasonably coordinated with Tenant upon not less than one (1) business day prior written notice, except in the event of an emergency, in which case no prior notice is required, but shall be given as soon as reasonably practicable accompanied with a reasonable written explanation of the reason for access. Notwithstanding anything to the contrary contained in this Article 25, Landlord may enter the Premises at any time to (A) perform regularly scheduled services and/or maintenance obligations required of Landlord under this Lease; and (B) perform, in accordance with the provisions of this Lease, any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent, except as otherwise expressly provided in Section 19.8.2 of this Lease, and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, that any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible. Subject to the provisions of Section 19.8.2 of this Lease, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, or any loss of occupancy or quiet enjoyment of the Premises in connection with any entry by Landlord in accordance with the terms of this Article 25. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises so long as Landlord repairs any damage caused thereby and notice is given as soon as reasonably practicable accompanied with a reasonable written explanation of the reason for access. Any entry into the Premises in the mariner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Tenant may, after reasonable prior notice to and consultation with Landlord, reasonably designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may only enter such Secured Areas upon three (3) business days’ notice to Tenant which notice shall specify the date and time of such entry by Landlord (and Tenant shall have the right to escort Landlord); provided, however, that Landlord may enter the Secured Areas without notice to Tenant and without escort in the event of an emergency, in which case Landlord shall provide Tenant with notice of such entry promptly thereafter.

26. Tenant Parking
26.1 Privileges; Operator. Tenant shall rent, on a monthly basis throughout the Lease Term, the number of unreserved vehicle parking privileges and non-executive reserved vehicle parking privileges set forth in Section 16 of the Summary to park in the Building Parking Area (the “Building Parking Area Passes”). All of the parking privileges leased by Tenant pursuant to this Article 26 shall be provided by Landlord, or at the option of Landlord, by a parking operator designated by Landlord (the “Operator”).
26.2 Parking Charges. Tenant shall pay to Landlord (or to the Operator) for the use of such parking privileges so leased by Tenant pursuant to this Article 26, on a monthly basis throughout the Lease Term, the prevailing monthly parking rates charged from time to time by Landlord (or the Operator) for unreserved parking privileges within the Building Parking Area (plus applicable parking taxes), which is currently $262.65 per unreserved vehicle parking privilege. However, in no event shall the monthly parking rate for unreserved parking privileges charged to Tenant under this Lease exceed the monthly parking rate for unreserved parking privileges charged to Tenant under the Office Lease.
26.3 General. Subject to Tenant’s rights under Section 26.1 and 26. 2, Landlord (or the Operator) may assign any unreserved and unassigned parking privileges and/or make all or a portion of such parking privileges reserved or institute an attendant assisted tandem parking program and/or valet parking program if it determines in its sole discretion that such is necessary for orderly and efficient parking. Tenant shall not use more parking spaces than the number of parking privileges provided to Tenant pursuant to the foregoing provisions of this Article 26. Tenant shall not use any parking spaces which have been specifically assigned to other tenants or for other uses such as visitor parking or which have been designated by governmental entities with competent jurisdiction as being restricted to certain uses. Tenant’s continued right to use the parking privileges provided in this Article 26 is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Building Parking Area and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Subject to Tenant’s rights under Section 26.1 and 26.2, Landlord specifically reserves the right to change (or cause to be changed) the size, configuration, design, layout, location and all other aspects of the Building Parking Area, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as expressly provided otherwise herein), from time to time, close-off or restrict (or cause to be closed off or restricted) access to the Building Parking Area, or relocate (or cause to be relocated) Tenant’s parking privileges to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the Building Parking Area or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property.
26.4 Visitor Parking. Landlord shall maintain a visitor parking area for a size not smaller than that customarily maintained by the landlords of the Comparable Buildings, for use during the Business Hours by customers and visitors of Tenant and the other retail tenants in the Retail Area. Tenant hereby acknowledges and agrees that, as of the date of the Lease,

Landlord is maintaining a visitor parking area in compliance with the forgoing sentence. Landlord shall have the right to utilize attendant parking with respect to any or all of the visitor parking described in this Section 27.5.
26.5 Reserved Retail Space/Minimum Validations. Provided that Tenant purchases, or agrees to purchase, a minimum of Eight Thousand Two Hundred Fifty and No/100ths Dollars ($8,250.00) worth of validations every three (3) calendar months (each, a “Validation Period”) on a non-cumulative basis from Landlord (“Minimum Validations”), Tenant shall be permitted to convert and maintain, at Tenant's sole cost and expense, the three (3) visitor parking spaces designated as Area D in the depiction attached hereto as Exhibit “J” into reserved parking spaces specifically for the use of Tenant's retail banking customers (each, a “Retail Space” and collectively, the “Retail Spaces”); provided, however, that Landlord shall have the right to relocate the Retail Spaces to other spaces in the Building Parking Area reasonably acceptable to Tenant from time-to-time by delivering to Tenant not less than thirty (30) days prior written notice of such relocation. If Tenant fails to purchase the Minimum Validations during any Validation Period, then Landlord shall notify Tenant in writing of the number of validations which Tenant must purchase in order to satisfy the Minimum Validations requirement for such Validation Period (the “Shortfall Notice”). Tenant shall have thirty (30) days after the Shortfall Notice within which to purchase validations sufficient to meet the Minimum Validation requirement for such Validation Period. If Tenant fails to purchase the requisite validations on or before the expiration of the thirty (30) day period after the Shortfall Notice, then at Landlord's option, Tenant's rights to said Retail Spaces shall terminate. Tenant hereby accepts the Retail Spaces in their “AS-IS” condition; provided, however, Tenant may, upon Landlords prior written consent, and at Tenant's sole cost and expense, add signage or other marking identifying such spaces for the use of its retail customers, subject to Landlord's reasonable approval as to the content, materials, colors, lettering and method of application. Subject to the prior written consent of Landlord, Tenant may designate such reasonable rules and regulations governing its customers' use of such Retail Spaces, including maximum time limits for the use thereof; provided, however, in no event shall Landlord be liable for such rules and regulations, including the enforcement thereof. The Minimum Validations purchase requirement amount shall be increased to Ten Thousand and No/100ths Dollars ($10,000.00) on the first day of the Option Term, and shall be applicable during the first and second Option Terms (if applicable).
27. Safety and Security Devices, Services and Programs.
The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 10 above. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord at no cost to Tenant or required by applicable Laws.

Tenant shall have the right to establish or install any automated and/or nonautomated security system in, on or about the Premises (including on the exterior of Tenant’s suite doors, and all door hardware servicing the Premises). Tenant shall first notify Landlord of Tenant’s plan for any such system, and Landlord shall review the plan and approve said plan if such installation will not materially and adversely affect the building structure and/or building systems. Upon the expiration of the term of the Lease, Tenant shall not be required to remove such security system unless Tenant exercises its right to terminate the Lease under Rider No. 4, or if Landlord terminates the Lease due to a Tenant Event of Default, then Tenant shall, at Tenant’s sole cost and expense, remove such security system and repair any damage to the Premises caused by such removal prior to the expiration or earlier termination of the Lease.
28. Communications and Computer Lines.
Subject to Tenant’s rights in Section 1.1, Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Real Property in or serving the Premises, provided: (i) Tenant shall obtain Landlord’s prior written consent for the installation of the same, use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Article 8 above; (ii) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Real Property; (iii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Real Property, as determined in Landlord’s reasonable opinion; (iv) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (v) Tenant’s rights shall be subject to the rights of any regulated telephone company; and (vi) Tenant shall pay all costs in connection therewith as to its Lines. Landlord shall at all times maintain exclusive control over all risers (including, without limitation, their use) located at the Real Property. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within three (3) days after written notice.
At Landlord’s sole cost and expense, and in no event shall Tenant’s Lines be reduced, Landlord may (but shall not have the obligation to): (A) install new Lines at the Real Property; (B) create additional space for Lines at the Real Property; and (C) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Real Property by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord by Law or otherwise.
Tenant shall have no obligation to remove any Lines installed by or for Tenant within or serving the Premises upon termination of this Lease unless Tenant exercises its right to terminate the Lease under Rider No. 4, or if Landlord terminates the Lease due to a Tenant Event of Default, in which case Tenant shall, at Tenant’s sole cost and expense, remove such Lines upon the expiration or earlier termination of the Lease. Any Lines not required to be removed pursuant to this Article 28 shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required in accordance with the immediately preceding sentence,, Landlord may, after twenty (20) days written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Laws). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (1) any eavesdropping or wire-tapping by unauthorized parties, (2) any failure of any Lines to satisfy Tenant’s requirements, or (3) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Real Property, by any failure of the environmental conditions or the power supply for the Real Property to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems. The provisions of this Article 28 shall survive the expiration or earlier termination of this Lease.
29. Miscellaneous Provisions.
29.1 Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships, limited liability companies or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
29.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.
29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building or Real Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Real Property require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are required therefor and deliver the same to Landlord within twenty (20) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.
29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property, the Retail Area and Building and in this Lease. Tenant agrees that in the event of any such transfer, conditioned upon written agreement of the transferee to be bound by this Lease and to assume all of Landlord’s obligations hereunder arising after the effective date of such transfer Landlord shall automatically be released from all liability under this Lease, other than with respect to obligations of Landlord which arose prior to the effective date of such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder arising after the effective date of such transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.6 Prohibition Against Recording. Except as provided in Section 29.4 above, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
29.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.
29.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and any successor to Landlord hereunder and any recourse by Tenant against Landlord and any successor to Landlord under this Lease (but not including any claim against Landlord and any successor to Landlord for tortious conduct separate and apart from a breach by Landlord and any successor to Landlord of its obligations hereunder) shall be limited solely and exclusively to the interest of Landlord and, if applicable, any successor to Landlord, in and to the Real Property, Retail Area and Building and any rents and profits, condemnation awards, and any insurance proceeds with respect to insurance carried by Landlord or, if applicable, any successor to Landlord, as part of Direct Expenses, and neither Landlord, nor any of its successors in ownership of the Real Property and the Building, its and their constituent partners or members (or subpartners or submembers), shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The provision contained in the preceding sentence is not intended to and will not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord and any successor to Landlord or to pursue any suit or action in connection with enforcement or collection of amounts that may become owing or payable under or on account of insurance maintained by Landlord and any successor to Landlord.
29.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease (including the exhibits and riders which are attached hereto and constitute an integral part of this Lease) contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the

Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.
29.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building, Retail Area and Real Property as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building, Retail Area and Real Property. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building, Retail Area or Real Property.
29.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, “Force Majeure Events”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure Event.
29.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
29.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service (e.g., Federal Express) or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (A) on the date delivered or rejected if it is mailed or sent by nationally recognized overnight courier, as the case may be, as provided in this Section 29.19, or (B) upon the date personal delivery is made or rejected.
29.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. If there is more than one Landlord, the obligations imposed upon Landlord under this Lease shall be joint and several.
29.21 Authority. If Tenant is a corporation or partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. If Landlord is a corporation or partnership or limited liability company, each individual executing this Lease on behalf of Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so.
29.22 Waiver of Jury Trial; Attorneys’ Fees. If either party commences litigation against the other (OR ANY PARTY BRINGS A COUNTERCLAIM AGAINST THE OTHER) IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, ANY CLAIM FOR INJURY OR DAMAGES, AND/OR THE ENFORCEMENT OF ANY REMEDY UNDER OR IN CONNECTION WITH THIS LEASE (INCLUDING ANY EMERGENCY OR STATUTORY REMEDY), the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such REASONABLE costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting ANY judgment.
29.23 ARBITRATION OF DISPUTES. IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF SECTION 29.22 ABOVE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS SECTION 29.23 SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 29.22 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN

REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 29.23, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TWENTY (20) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 29.23. TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE

OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).
29.24 Asbestos-Containing Construction Materials. Tenant acknowledges that it has been notified by Landlord that certain fire-proofing and other materials used in the construction of the Real Property contain asbestos and other hazardous substances (collectively “Asbestos”). In accordance with Proposition 65 and the regulations promulgated thereunder (California Health and Safety Code Sections 25249.6 et seq.) which require that persons subject to “environmental exposure” to certain designated chemicals, such as asbestos, receive warnings, Tenant acknowledges being advised that:
WARNING: THE REAL PROPERTY CONTAINS ASBESTOS, A CHEMICAL KNOWN TO THE STATE OF CALIFORNIA TO CAUSE CANCER.
Tenant also acknowledges that Landlord has promulgated building regulations and procedures governing the manner in which Tenant may undertake alterations, additions, modifications and improvements to the Premises in those areas where asbestos-containing materials may be located, and such regulations and procedures may be modified, amended or supplemented from time to time. Prior to undertaking any physical work in or around the Premises, Tenant shall notify Landlord, in writing, of the exact nature and location of the proposed work and shall promptly supply such additional information regarding the proposed work as Landlord shall request. After receipt of Tenant’s notice, Landlord shall, to the extent appropriate, supply Tenant with the Real Property’s regulations and procedures for working in areas where there is a risk of coming into contact with asbestos-containing materials. Tenant shall, at Tenant’s sole cost and expense, strictly comply with all such commercially reasonable regulations and procedures established by Landlord and with all applicable governmental statutes, ordinances, codes, rules, regulations, controls and guidelines. Landlord shall have the right at all times to monitor the work for compliance with the Real Property’s regulations and procedures and any applicable local, state or federal Laws. If Landlord determines that any applicable Laws or any regulations and/or procedures of the Real Property are not being strictly complied with, Landlord may immediately require the cessation of all work being performed in or around the Premises until such time as Landlord is satisfied that the applicable Laws and procedures will be observed. Landlord’s monitoring of any work in or around the Premises shall not be deemed a certification by Landlord of compliance with any applicable statute, ordinance, code, rule or regulation or a waiver by Landlord of its right to require strict compliance with such Laws and procedures of the Real Property, nor shall such monitoring relieve Tenant from any liabilities relating to such work.
If any governmental entity promulgates or revises a statute, ordinance, code, rule or regulation, or imposes mandatory or voluntary controls or guidelines with respect to such asbestos-containing materials or if Landlord otherwise so elects, Landlord may, in its sole discretion, comply with such voluntary controls or guidelines, or elect to make such alterations or remove such asbestos-containing materials. Landlord shall comply, at Landlord’s sole cost, with any mandatory requirement. Except as otherwise provided herein, such compliance or the making of alterations, and the removal of all or a portion of such asbestos-containing materials, whether in the Premises or elsewhere in the Real Property, shall not, in any event constitute a breach by Landlord of any provision of this Lease, relieve Tenant of the obligation to pay any Rent due under this Lease, constitute or be construed as a constructive or other eviction of Tenant, or constitute or be construed as a breach of Tenant’s quiet enjoyment.
29.25 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.
29.26 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.27 Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this Lease on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord shall pay Brokers a commission based on a separate written agreement(s).
29.28 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, except as otherwise provided herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.
29.29 Building Name and Signage. Subject to the terms and conditions in the Office Lease, Landlord shall have the right at any time to change the name of the Building and Real Property and to install, affix and maintain any and all signs on the exterior and on the interior of the Building or Real Property as Landlord may, in Landlord’s sole discretion, desire. Subject to Tenant’s rights under the Office Lease, Tenant shall not use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

29.30 Transportation Management. Tenant shall fully comply with all present or future legally required programs intended to manage parking, transportation or traffic in and around the Building and Real Property, and in connection therewith, Tenant shall take responsible and lawfully required action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.
29.31 Hazardous Material.
29.31.1 Definition. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iii) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (iv) petroleum, (v) asbestos, (vi) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, division 4, Chapter 20, (vii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6902 et seq. (42 U.S.C. § 6903), or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. § 9601).
29.31.2 Compliance Cost. Tenant acknowledges that Landlord may incur costs for complying with laws, codes, regulations or ordinances relating to Hazardous Material, or otherwise in connection with Hazardous Material, including, without limitation, the following: (A) Hazardous Material present in soil or ground water; (B) Hazardous Material that migrates, flows, percolates, diffuses or in any way moves onto or under the Real Property; (C) Hazardous Material present on or under the Real Property as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Real Property by other tenants of the Real Property or their agents, employees, contractors or invitees, or by others; and (D) material which becomes Hazardous Material due to a change in laws, codes, regulations or ordinances which relate to hazardous or toxic material, substances or waste. Except as provided below, Tenant agrees that the costs incurred by Landlord with respect to, or in connection with, complying with laws, codes, regulations or ordinances relating to Hazardous Material shall be an Operating Expense, unless the cost of such compliance, as between Landlord and Tenant, is made the responsibility of Landlord or Tenant under this Lease. Notwithstanding the foregoing, the following costs shall not be included in Operating Expenses and shall not be the obligation of Tenant: (1) reporting, compliance, remediating, testing and removal costs incurred by Landlord with respect to any Hazardous Material (x) existing in the Building or in or at the Retail Area and Real Property as of the Lease Commencement Date and in violation of existing laws as of such date, and (y) not brought onto the Real Property, Retail Area or Building by Tenant or a Tenant Party; (2) reporting, compliance, remediating, testing and removal costs incurred by Landlord with respect to any asbestos in the Building or on or at the Retail Area and Real Property whether or not (x) existing in the Building or on or at the Retail Area and Real Property as of the Lease Commencement Date or thereafter or (y) in violation of applicable laws as of the Lease Commencement Date or thereafter; (3) reporting, compliance, remediating, testing and removal costs incurred by Landlord with respect to any Hazardous Materials in the ground water and/or soil of the Real Property whether or not (x) existing in the ground water and/or soil of the Real Property as of the Lease Commencement Date or thereafter or (y) in violation of applicable laws as of the Lease Commencement Date or thereafter; or (4) costs incurred in connection with the removal of Hazardous Material brought onto the Real Property, Retail Area or Building by another tenant of the Retail Area. To the extent any Operating Expense relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties, or other action, Tenant shall be entitled to a proportionate share of such recovery or reimbursement to the extent previously paid by Tenant as part of Tenant’s Share of increases in Direct Expenses.
29.32 Confidentiality. Landlord and Tenant each agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Each of the parties hereto agrees that such party, and its respective partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys, shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction. Provided, however, that Landlord may disclose the terms hereof to any lender now or hereafter having a lien on Landlord’s interest in the Building, Real Estate or any portion thereof, and either party may disclose the terms hereof to its respective independent accountants who review its respective financial statements or prepare its respective tax returns, to any prospective transferee of all or any portions of their respective interests hereunder (including a prospective sublessee or assignee of Tenant), to any lender or prospective lender to such party, to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder.
29.33 Landlord Renovations. Except as provided herein, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Retail Area, Real Property or any part thereof and that no representations respecting the condition of the Premises, the Building, the Retail Area or the Real Property have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, Retail Area and/or Real Property, including without limitation the Building Parking Areas, Common Areas, Systems and Equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the Common Areas and tenant spaces to comply with applicable Laws, including, without limitation, regulations relating to the physically disabled, seismic conditions, and building safety and security, (ii) installing new carpeting or other floor covering, lighting and wall coverings in the Common Areas, and altering the exterior of the Building and/or Real Property as part of a Building and/or Real Property enhancement program, and (iii) constructing additional buildings and other improvements on the Real Property, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or on the Real Property, limit or eliminate access to portions of the Real Property, including portions of the Common Areas, or perform work in the Building or on the Real Property, which work may create noise, dust or leave debris in the Building or on the Real Property. Except as otherwise provided herein, and provided Tenant’s access to, and use of the Premises and the Building Parking Area is not materially and adversely affected, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.
29.34 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.
29.35 Counterparts. This Lease may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Lease and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Lease and of signature pages by facsimile transmission or e-mail PDF’s shall constitute effective execution and delivery of this Lease as to the parties and may be used in lieu of the original Lease for all purposes. Signatures of the parties transmitted by facsimile or e-mail PDF shall be deemed to be their original signatures for any purposes whatsoever.
29.36 Telecommunication Equipment. Tenant shall have the right during the Lease Term, at no rental fee, to operate and maintain its existing telecommunication equipment located on the roof of the Building as of the Lease Commencement Date (the “Existing Equipment”), and to the extent additional space is available from time to time on the roof of the

Building, and subject to Landlord’s reasonable approval, to install, operate and maintain similar additional telecommunication equipment (“New Equipment”). The Existing Equipment and the New Equipment shall sometimes hereinafter be referred to collectively as the “Telecommunication Equipment”. Tenant’s installation, operation and maintenance of the Telecommunication Equipment shall be governed by the following terms and conditions:
29.36.1 Tenant’s right to install, operate and maintain the Telecommunication Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation. Tenant, in conjunction with Landlord, but at Tenant’s sole cost and expense, shall obtain all necessary governmental approvals and permits prior to the installation of any New Equipment.
29.36.2 All costs of installation, operation and maintenance of the Telecommunication Equipment (including, without limitation, costs of obtaining any necessary permits) shall-be the responsibility of Tenant.
29.36.3 It is expressly understood that Landlord retains the right to use the roof of the Building for any purpose whatsoever provided that Landlord shall not unreasonably interfere with the use of the Existing Equipment, and any New Equipment the installation of which is reasonably approved by Landlord.
29.36.4 Tenant shall use the Telecommunication Equipment so as not to cause any interference to other tenants in the Building or with any other tenant’s communication equipment and not to damage materially or interfere materially with the normal operation of the Building, including any mechanical system thereof. Any change in the location of the Existing Equipment and the location of the installation of any New Equipment shall be subject to Landlord’s reasonable approval.
29.36.5 Landlord shall not have any obligation with respect to the Telecommunication Equipment nor shall Landlord be responsible for any damage that may be caused to Tenant or the Telecommunication Equipment by any other tenant or occupant of the Building. Landlord makes no representation that the Telecommunication Equipment will be able to receive or transmit communication signals without interference or disturbance (even if by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor; provided, however, that Landlord agrees that if any other tenant or occupant of the Building shall be permitted to cause similar equipment to be installed on the roof of the Building, such tenant or occupant shall covenant not to use its equipment so as to cause any interference with Tenant’s use of its Telecommunication Equipment.
29.36.6 Tenant shall (i) except to the extent Section 10.4 is applicable to such damage, be solely responsible for any damage caused to the Building or to persons or other property, as a result of the Telecommunication Equipment, including, but not limited to, any damage caused to the roof of the Building during the installation or maintenance of any Telecommunication Equipment, or caused by the Telecommunication Equipment itself, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors or representatives, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Telecommunication Equipment, and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay all necessary repairs, replacements to or maintenance of the Telecommunication Equipment, and (iv) not bore into any structural elements of the Building in connection with the installation of the Telecommunication Equipment without Landlord’s specific approval of the same. Tenant shall indemnify, defend, protect and hold harmless Landlord, its partners and members and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from Tenant’s installation, operation or maintenance of the Telecommunication Equipment except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors or representatives.
29.36.7 Tenant shall remove the Telecommunication Equipment and connecting cables at Tenant’s expense upon the expiration or sooner termination of the Lease or upon the imposition of any governmental law or regulation that requires such removal, and shall repair the roof of the Building upon such removal to the extent of any damage caused thereby, normal wear and tear excepted.
In no event shall Tenant be permitted to utilize more than one-half (1/2) of the area of the Building roof available for its Telecommunication Equipment.
29.37 Limitation on Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligation upon Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, lost profits or other consequential damages. Notwithstanding the foregoing, the purposes of this Lease, consequential damages shall not be deemed to include property damage or personal injury damages, or any damages recoverable by the landlord pursuant to Section 19.2(iii) and (iv) above and/or Section 1951.2 of the California Civil Code following a default by Tenant under this Lease.
29.38 Reasonable Consent. Except for matters for which there is a standard of consent or approval or standard for taking, making or exercising a Discretionary Act (as defined below)that is specifically set forth in this Lease, including the Tenant Work Letter and all other Exhibits hereto (which specific standard shall control): (i) any time the consent or approval of Landlord or Tenant is required under this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed; and (ii) in the event this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish or modify rules and regulations or make an allocation or other determination (each, a “Discretionary Act”), Landlord and Tenant shall act reasonably and in good faith. The foregoing shall not, however, limit any party’s rights or remedies in the event of a default by the other party under this Lease, nor apply to matters which (A) do not comply with applicable laws, or (B) could result in a Design Problem, in which case Landlord shall have the right to act and/or grant or deny consent in its sole and absolute discretion (but at all times in good faith) as to the matters described in items (A) and (B) hereinabove (unless a different standard for actions or consent pertaining to such matters is specifically set forth in this Lease). Notwithstanding the foregoing or any other provisions contained in this Lease, Tenant shall not be required to obtain the consent of Landlord for matters relating to the exercise by Tenant of its right to make repairs (which Landlord failed to make) pursuant to Section 7.2 of this Lease, provided that Tenant shall act reasonably with respect to all such matters and otherwise comply with the provisions of Section 7.2 of this Lease.
29.39 Contingency. This Lease is conditioned on the full execution of that certain Amended and Restated Office Lease between Landlord and Tenant for the lease of office space within the Building (the “Office Lease”).
29.40 OFAC. Landlord and Tenant hereby represent and warrant as follows: (a) neither Landlord nor Tenant, nor their respective principals, officers, members or directors (respectively, the “Landlord Individuals” or “Tenant Individuals,” as applicable), are, or during the Lease Term, as the same may be further extended, shall be, a person or entity with whom Landlord or Tenant, as applicable, are restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) Pub L 107-56, 115 Stat 272, Executive Order No. 13224 (Sept. 24 2001), and regulations promulgated thereunder; (b) neither the Landlord Individuals nor the Tenant Individuals are, or during the Lease Term, as the same may be extended, shall be, included as persons or entities named on the Department of Treasury’s Office of Foreign Assets Control (OFAC) Specially Designated Nationals and Blocked Persons List (SDN List); and (c) any breach of the foregoing representation by either Landlord or Tenant shall be deemed an event of default under the Lease, as amended hereby, and the non-breaching party shall have the right to exercise any remedies available to such party under the Lease, as amended. In addition, the breaching party shall defend, indemnify, and hold harmless the non-breaching party from and against any and all claims, damages, out-of-pocket losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to the foregoing certification.
[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.
“Landlord”
KBSII 445 South Figueroa, LLC,
a Delaware limited liability company

By:	KBS Capital Advisors, LLC,
a Delaware limited liability company
Its: Authorized Agent

By: /s/ Tim Helgeson
Name: Tim Helgeson
Title: Senior Vice President
Date Signed: 8/2/2019

“Tenant”
MUFU Union Bank, N.A.,
a national association

By: /s/ David L. Sudderth
Name: David L. Sudderth
Title: Managing Director
Date Signed: 8/2/19

By: ___________________
Name: ___________________
Title: ___________________
Date Signed: _____________

EXHIBIT “A”
OUTLINE OF FLOOR PLAN OF PREMISES

Exhibit A-1

EXHIBIT “B-1”
LANDLORD WORK LETTER
1. LANDLORD IMPROVEMENTS. Landlord shall construct and pay for the entire cost (at its sole cost and expense and not as part of Operating Expenses) of constructing the Building improvements (“Landlord Improvements”) described by the plans and specifications identified in Schedule “1” attached hereto (the “Plans”). Landlord hereby represents and warrants to Tenant that Landlord has completed a refinance of the Building with Bank of America, N.A., in March, 2018, and the loan proceeds from such refinance are sufficient to cover the cost of the Landlord Improvements.
2. CONSTRUCTION OF LANDLORD IMPROVEMENTS. Landlord’s contractor shall commence and diligently proceed with the construction of the Landlord Improvements. Promptly upon the commencement of the Landlord Improvements, Landlord may furnish Tenant with a construction schedule letter setting forth the projected completion dates therefor and showing the reasonably obtainable deadlines for any actions required to be taken by Tenant (provided the same are with the terms and conditions of this Lease) during such construction, and Landlord may from time to time during construction of the Landlord Improvements reasonably modify such schedule. Landlord shall use commercially reasonable efforts to deliver the Landlord Improvements by October 1, 2020.
3. SUBSTANTIAL COMPLETION. The Landlord Improvements shall be deemed to be “substantially completed” when Landlord has delivered written notice to Tenant that Landlord has completed the Landlord Improvements in accordance with the Plans, other than (i) decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Building, and (ii) those minor items which can be completed within thirty (30) days. Within ten (10) days after such substantial completion, Tenant shall conduct a walk-through inspection of the Building with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord shall thereafter diligently complete; provided, however, that Tenant shall be responsible, at Tenant’s sole cost and expense, for the remediation of any items on the punch-list caused by Tenant’s wrongful acts or omissions. In the event the Premises is not delivered with the Landlord Improvements substantially completed by January 31, 2021 (the “Outside Delivery Date”), which Outside Delivery Date shall be subject to extension for each day of Tenant Delays and Force Majeure Delays, Tenant shall receive a day for day monthly Base Rent credit to be applied following the Lease Commencement Date for each day the Landlord Improvements are not substantially completed and the Premises is not delivered to Tenant after the Outside Delivery Date.
4. TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” shall mean any delay in the completion of the Landlord Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the any schedule delivered by Landlord to Tenant pursuant to this Landlord Work Letter as provided above; or (b) any other wrongful act or failure
Exhibit B-1-1

to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant. Notwithstanding the foregoing, a Tenant Delay shall not be deemed to have occurred unless and until Landlord provides Tenant written notice of such delay, and Tenant fails to cure such delay within two (2) business days of its receipt of written notice.
5. FORCE MAJEURE DELAYS. For purposes of this Landlord Work Letter, “Force Majeure Delays” shall mean any actual delay beyond the reasonable control of Landlord in the construction of the Landlord Improvements, which is not a Tenant Delay and which is caused by any of the causes described in Section 29.17 of the Lease. Notwithstanding the foregoing, if Tenant has the ability to cure a Force Majeure Delay, then a Force Majeure Delay shall not be deemed to have occurred unless and until Landlord provides Tenant written notice of such delay at the time such delay is occurring, and Tenant is unable to cure such delay within two (2) business days of its receipt of written notice; provided, however, Landlord shall have no requirement to deliver such notice and provide a cure period to Tenant if the nature of the Force Majeure Delay is such that it cannot be cured by Tenant (e.g., an act of God, natural disaster, etc.). However, Landlord shall within a reasonable time of the occurrence, notify Tenant of such Force Majeure Delay.
Exhibit B-1-2

SCHEDULE “1”
PLANS AND SPECIFICATIONS
i. Storefront — Installation of a new curved storefront with associated parapet and bulkhead, energy efficient glass, double man-doors, bi-folding doors at two separate locations as per that certain Landlord provided “Test Fit – 13” dated July 18, 2019 and prepared by LK design group, subject to changes made by Landlord to include code compliant exiting. All work to meet California Structural Code.
ii. ATM — Provide ADA access to the front of the ATM located on the N-E corner of the building (facing Figueroa St). Landlord represents that access is available to the interior area indicated as “chase” on the Landlords drawings inclusive of a reasonable level floor slab aligned with the interior/storefront elevation to all accessible spaces inclusive of previously enclosed chases.
iii. Floors — Landlord shall deliver floors in a clean condition. Landlord shall patch and repair slab where necessary for a reasonably uniform level.
iv. Fire/Life/Safety — Install and deliver a sprinkler system to the extent required for vacant and unoccupied space. Landlord to provide direct access through common areas only (not through adjacent tenant spaces).
v. Electrical — Install and deliver (i) a 2" conduit with a pull string from Tenant's demised Premises to the electrical meter room, sized to accommodate a 200 amp, 480/277 3 phased service (meter and panel provided by the Landlord if not already installed), and (ii) install one ¾" conduit for 20-amp emergency power circuit to a point within the Premises.
vi. HVAC — Replace one (1) existing 4 Ton unit and one (1) existing 2 Ton unit for dedicated branch use in accordance with Landlord’s Retail Area standards and sufficient to satisfy the ASHRAE standards set forth in Section 6.1.1 of the Lease. Reinforce roof to support new equipment if required by code. Remove existing restaurant HVAC equipment placed on the roof; i,e., fans, hood vents, etc.
vii. Plumbing — Turnover existing domestic cold-water, sanitary line and vent line in as-is condition and placement.
viii. Telecommunications — Install a 1¼" conduit for telecommunications cabling from the existing building telephone room/MPOE to the Premises if not already present.
ix. Canopy — Landlord shall install a new Building standard roof covering in accordance with code. Without limiting the foregoing, Landlord shall remove the existing rubber roof covering to expose existing sheathing, check for damage and replace as necessary; install new  Retail Area standard roof membrane. Install new metal canopy cover over front façade inclusive of all structural support required by code.
Schedule 1-1

EXHIBIT “B-2”
TENANT WORK LETTER
1. TENANT IMPROVEMENTS. As used in the Lease and this Tenant Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. Subject to Landlord Delays and Force Majeure Events, Tenant shall use commercially reasonable efforts to complete the Tenant Improvements within six (6) months of Landlord delivering the Landlord Improvements Substantially Complete.
2. WORK SCHEDULE. Landlord agrees that the Space Plans and Final Plans, as defined in Sections 4(a) and 4(b) below, may be submitted at one or more times and in one or more parts, each time by notice to Landlord, and that Landlord (x) will not withhold or condition its consent to each submission except to the extent a Design Problem, as defined in Section 8.1 of the Lease, exists and (y) shall respond to each request for approval within ten (10) days of receipt of notice requesting such consent or approval. Prior to commencing construction, Tenant will deliver to Landlord, for Landlord’s review and reasonable approval, a schedule (“Work Schedule”), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. Tenant may from time to time during construction of the Tenant Improvements reasonably modify such Work Schedule.
3. CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Tenant Work Letter: Charles Stennett. Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Tenant Work Letter: Ted Gates. All communications with respect to the matters covered by this Tenant Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Tenant Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.
4. TENANT IMPROVEMENT PLANS
(a) Preparation of Space Plans. Landlord shall deliver engineering plans to Tenant for the Premises and area immediately surrounding the Premises on or before December 1, 2019, subject to extension due to delays caused by Force Majeure Events. In accordance with the Work Schedule, Landlord agrees to meet with Tenant’s architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Premises prepared by Tenant (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord by notice in accordance with the Lease. If Landlord reasonably disapproves any aspect of the Space Plans because a Design Problem exists, Landlord will advise Tenant in writing of such disapproval and the reasons therefor. Tenant will then submit to Landlord for Landlord’s
Exhibit B-2-1

approval a redesign of the Space Plans incorporating the revisions reasonably required by Landlord to the extent necessary to eliminate the Design Problem.
(b) Preparation of Final Plans. Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Retail Area shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that no Design Problem or deviation from the Standards exists. If Landlord reasonably disapproves any aspect of the Final Plans because a Design Problem or deviation from the Standards exists, Landlord agrees to advise Tenant in writing of such disapproval and the reasons why a Design Problem or deviation from the Standards exists. To the extent a Design Problem or deviation from the Standards exists, Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to eliminate the Design Problem or deviation from the Standards. Concurrently with Landlord’s approval of the Final Plans, Landlord will identify those portions of the Tenant Improvements that are Specialty Improvements (as hereinafter defined), if any, that Landlord will require Tenant to remove upon the expiration or earlier termination of the Lease, and Tenant shall remove such portions of the Tenant Improvements upon the expiration or earlier termination of the Lease subject to and only to the extent required by the terms and conditions of the Lease. “Specialty Improvements” means any alterations or improvements other than normal and customary general office improvements typically installed in a retail bank branch. Notwithstanding the foregoing, “Specialty Improvements” (i) shall not include conference rooms or training space and (ii) shall include (a) any alterations or improvements which affect the base Building, (b) any fitness facility in the Premises, (c) any kitchens, showers, restrooms, washrooms or similar facilities in the Premises that are not part of the base Building, and (d) any private/internal stairways in the Premises. Landlord shall not unreasonably withhold its approval with respect to what Specialty Improvements Landlord may require Tenant to remove at the expiration of the Lease.
(c) Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Retail Area shell and with the design, construction and equipment of the Retail Area; (ii) if not comprised of the Retail Area standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; and (iv) not require Retail Area service beyond the level normally provided to other tenants in the Retail Area unless Tenant agrees to pay for and absorb such extra costs and will not overload the Retail Area floors.
(d) Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any
Exhibit B-2-2

changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of Landlord, which may only be withheld to the extent a Design Problem or failure to comply with Section 5(c) requirements exists.
(e) Changes to Shell of Retail Area. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Retail Area shell, the increased cost of the Retail Area shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.
(f) Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County of Los Angeles (the “Work Cost Estimate”).
5. PAYMENT FOR THE TENANT IMPROVEMENTS
(a) Allowance. Landlord hereby grants to Tenant a tenant improvement allowance of $200.00 per rentable square foot of the Premises (i.e., $630,400.00 based on the Premises containing approximately 3,152 rentable square feet) (the “Allowance”). The Allowance is to be used for, without limitation:
(i) Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing, architectural, audio visual and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for payments to any other consultants, designers or architects other than Landlord’s architect and/or Tenant’s architect, and Tenant’s project manager.
(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.
(iii) Construction of the Tenant Improvements, including, without limitation, the following:
(aa) Installation within the Premises of all partitioning, doors and handles (including glass office fronts), built-ins, floor coverings, ceilings, wall coverings and painting, millwork, shades and similar items;
(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;
(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

Exhibit B-2-3

(dd) Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;
(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;
(ff) All plumbing, fixtures, pipes and accessories necessary for the Premises;
(gg) Testing and inspection costs;
(hh) Supplemental HVAC units in the equipment rooms for the purpose of providing supplemental air-conditioning to the Premises (the “Tenant HVAC System”), which installation shall comply with and be governed by the terms of this Lease and all Title 24 requirements. All aspects of the Tenant HVAC System shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the Retail Area structure, the Retail Area systems, and/or the exterior appearance of the Retail Area will be affected, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. At Landlord’s election prior to the expiration or earlier termination of this Lease, Tenant shall leave the Tenant HVAC System in the Premises upon the expiration or earlier termination of this Lease, in which event the Tenant HVAC System shall be surrendered with the Premises upon the expiration or earlier termination of this Lease, and Tenant shall thereafter have no further rights with respect thereto. In the event that Landlord fails to elect to have the Tenant HVAC System left in the Premises upon the expiration or earlier termination of this Lease, then Tenant shall remove the Tenant HVAC System prior to the expiration or earlier termination of this Lease, and repair all damage to the Retail Area resulting from such removal, at Tenant’s sole cost and expense. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair, replacement, and removal of the Tenant HVAC System, and in no event shall the Tenant HVAC System interfere with Landlord’s operation of the Retail Area;
(ii) Tenant’s furniture, artifacts, equipment, telephone and computer systems, security systems, and audio visual equipment which are purchased, refurbished, and/or installed in the Premises; and
(jj) Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements plus a one and one-half percent (1.5%) construction management fee (“Construction Management Fee”) to cover the services of Landlord’s tenant improvement coordinator (however, the one and one-half percent (1.5%) shall be limited to 1.5% of the cost of the Tenant Improvements up to, and not in excess of, the Allowance);
(kk) Tenant’s project management fees and any business partner fees in an amount not to exceed in the aggregate two percent (2%) of the Allowance;
(ll) Tenant’s signage;

Exhibit B-2-4

(mm) Moving, restoration, and relocation costs; and
(nn) Cost of parking for Tenant’s contractors, sub-contractors, and suppliers.
(b) Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, including the Construction Management Fee, which Construction Management Fee shall be paid to Landlord within thirty (30) days after completion of the Tenant Improvements and invoice therefor in the event of an excess.
(c) Changes. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional out of pocket costs associated with such changes including the Construction Management Fee. Landlord will have the right to decline Tenant’s request for a change to the Final Plans to the extent such changes create a Design Problem or deviation from the Standards.
(d) Governmental Cost Increases. Except as otherwise provided in the Lease, if increases in the cost of the Tenant Improvements are due to requirements of any governmental agency, Tenant shall be solely responsible for such additional costs including the Construction Management Fee, provided, however, that Landlord will first apply any such increase toward any remaining balance of the Allowance.
(e) Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Tenant Improvements will be available to Tenant at any time prior to the later of three (3) years following delivery of the Premises as required herein, or June 1, 2024, for subsequent Alterations to the Premises.
(f) Disbursement of the Allowance. Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Lease or this Tenant Work Letter, Landlord shall disburse the Allowance to Tenant, not more often than once per month, to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements as provided in Section 5(a) in accordance with the following:
(i) Ninety percent (90%) of each Draw Request shall be disbursed to Tenant within thirty (30) days after Landlord receives from Tenant “Evidence of Completion and Payment” as to that portion of the Tenant’s Work covered by the applicable Draw Request having been completed as described hereinbelow, until ninety percent (90%) of the Allowance has been distributed to Tenant;;
(ii) The final ten percent (10%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to one hundred percent (100%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow and satisfaction of the items described in subparagraph (iii) below;
(iii) As to each phase of completion of Tenant’s Work described in subparagraphs (i) and (ii) above, the appropriate portion of the Allowance shall be disbursed to Tenant within
Exhibit B-2-5

forty-five (45) days after Landlord has received the following “Evidence of Completion and Payment”:
(A) Tenant has delivered to Landlord a draw request (“Draw Request”) in a form reasonably satisfactory to Landlord and Landlord’s lender with respect to the Improvements specifying that the requisite portion of Tenant’s Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which are payable in connection with such Tenant’s Work covered by the Draw Request. The Draw Request shall constitute a representation by Tenant (vis a vis Landlord and Tenant) that the Tenant’s Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule and has been paid for or as to which Tenant has received a conditional lien release;
(B) The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;
(C) Tenant has delivered to Landlord such other evidence of Tenant’s payment of the general contractor and subcontractors for the portions of Tenant’s Work covered by the Draw Request and the absence of any liens generated by such portions of the Tenant’s Work as may be reasonably required by Landlord (i.e., either unconditional lien releases in accordance with California Civil Code Sections 8120 through 8138 or release bond(s) in accordance with California Civil Code Sections 8424 and 8534);
(D) Landlord or Landlord’s architect or construction representative has inspected the Tenant Improvements and determined that the portion of Tenant’s Work covered by the Draw Request has been completed in a good and workmanlike manner;
(iv) The final disbursement of the balance of the Allowance shall be disbursed to Tenant only when Landlord has received Evidence of Completion and Payment as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:
(A) Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;
(B) A certificate of occupancy for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;
(C) Tenant has delivered to Landlord (to the extent applicable): (i) properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with both California Civil Code Sections 8120 through 8138, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant’s architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form approved by Landlord) of the “as-built”
Exhibit B-2-6

drawings of the Tenant Improvements; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant’s contractors; (x) manufacturer’s warranties and operating instructions; (xi) final punchlist completed and signed off by Tenant’s architect/space planner; and (xii) an acceptance of the Premises signed by Tenant;
(D) If Landlord determines that due to the Tenant Improvements work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Retail Area, the curtain wall of the Retail Area, the structure or exterior appearance of the Retail Area, or any other tenant’s use of such other tenant’s leased premises in the Retail Area, Tenant shall cause such work to be corrected; and
(E) Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Allowance have been paid for by Tenant.
Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Allowance shall be subject to the prior deduction of the portion of the Construction Management Fee allocable to the Tenant Improvements described in the applicable Draw Request.
(g) Books and Records. At its option, Landlord, at any time within three (3) years after final disbursement of the Allowance to Tenant, and upon at least thirty (30) days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord’s auditor at the Premises within thirty (30) business days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements.
(h) Tenant’s Right to Offset. Notwithstanding anything to the contrary set forth in this Tenant Work Letter or elsewhere in this Lease, if Landlord fails to timely disburse any monthly payment of the Allowance or the Final Retention of the Allowance within the time periods set forth above, Tenant shall be entitled to deliver written notice (“Payment Notice”) thereof to Landlord and to any holder of a mortgage or deed of trust encumbering the Retail Area. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord’s reasons that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s) (provided Tenant obtains all appropriate lien releases with respect to any such amount(s) prior to Tenant’s offset thereof), together with interest at the Interest Rate from the date of payment by Tenant until the earlier of the date of offset and subsequent payment by Landlord, against Tenant’s next obligations to pay Base Rent under the Lease. However, Tenant shall not be entitled to any such offset while Tenant is in default under the Lease following written notice and the expiration of any cure period. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after
Exhibit B-2-7

Tenant’s receipt of a Refusal Notice, Landlord shall pay the amount that is not disputed and either Landlord or Tenant may elect to have such dispute resolved pursuant to the proceeding set forth in Section 29.23 of the Lease. If Tenant obtains a judgment in its favor in any such proceedings, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceedings together with any attorneys’ fees and costs awarded therein to Tenant together with interest at the Interest Rate from the date of payment by Tenant to the date of such offset or subsequent payment by Landlord against Tenant’s next obligations to pay Base Rent (but Tenant shall not be entitled to any such offset while Tenant is in default under the Lease following written notice and the expiration of any cure period).
6. CONSTRUCTION OF TENANT IMPROVEMENTS. Following Landlord’s approval of the Final Plans, and once construction has commenced, Tenant’s contractor (selected as provided in Section 8(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans. Landlord shall have the right to enter upon the Premises to inspect Tenant’s construction activities following reasonable advance notice Tenant. In the event of a Landlord Delay (as hereinafter defined) which causes Tenant to be delayed in its ability to substantially complete the Tenant Improvements and use the Premises (or portion thereof) for normal business operations on or before the date that is six (6) months following Landlord’s delivery of the Premises to Tenant with the Tenant Improvements substantially completed, and provided Tenant does not actually use the Premises (or portion thereof) as a result of such Landlord Delay, then Tenant shall be entitled to a per day rent credit for each day of a Landlord Delay equal to: (i) the rentable square footage of the effected portion of the Premises, multiplied by (ii) the Annual Rental Rate per rentable square foot, and with such product then divided by 365. Tenant acknowledges that some interruptions and/or interference with Tenant’s business may occur during the course of Tenant’s completion of the Tenant Improvements, but agrees that no interruptions or inconveniences to Tenant or its business suffered as a result of Tenant’s own completion of the Tenant Improvements shall constitute an eviction of Tenant from the Premises, whether constructive or otherwise, and Tenant shall in no event be excused from paying the rent that it is scheduled to pay pursuant to the terms of the Lease, except in accordance with the terms and conditions of the immediately preceding sentence.
7. SUBSTANTIAL COMPLETION. The Tenant Improvements will be deemed to be “substantially completed” when Tenant’s contractor certifies in writing to Landlord and Tenant that Tenant has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Tenant Work Letter, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s use of the Premises; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificates, Tenant and Landlord will conduct a walk-through inspection of the Premises and Landlord shall provide to Tenant a written punch-list specifying those decoration and other punch-list items which require completion, which items Tenant will thereafter diligently complete.

Exhibit B-2-8

8. MISCELLANEOUS CONSTRUCTION COVENANTS
(a) No Liens. If the Tenant Improvements or the Retail Area or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements, Tenant shall remove same by payment and/or bonding within fifteen (15) business days of Tenant receiving notification of such lien(s).
(b) Diligent Construction. Tenant will, once construction has commenced, promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans, the Work Schedule and this Tenant Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.
(c) Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or because of the existence of a Design Problem or deviation from the Standards, shall be promptly repaired or replaced by Tenant at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.
(d) Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, and except to the extent of the negligence or willful misconduct of Landlord or its agents, ingress/egress of contracts, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Retail Area harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work (including, but not limited to, claims for breach of warranty, worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens).
(e) Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers’ compensation and commercial general liability insurance and property damage insurance as well as “All Risks” builders’ risk insurance, with minimum coverage of $2,000,000 or such other lesser amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. Not less than ten (10) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord. All commercial general liability insurance policies maintained by Tenant pursuant to this Tenant Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant’s contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

Exhibit B-2-9

(f) Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that cause a Design Problem and that appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements, subject to the terms of the Lease regarding insurance and the waiver of subrogation and except to the extent of the negligence or willful misconduct of Landlord or its agents, ingress/egress of contracts.
(g) Additional Services. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s reasonable, out of pocket cost. Electrical power, parking, freight elevator usage, trash removal, heating, ventilation and air conditioning, and the like shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant or its contractors and subcontractors.
(h) Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Property.
(i) Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed.
(j) Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Tenant Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.
(k) Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.
(l) Tenant’s Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant’s Work, the following information:

Exhibit B-2-10

(i) The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and
(ii) The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work.
(m) Qualification of Contractors. Tenant shall select and retain a contractor and subcontractors from a list of contractors and subcontractors reasonably approved by Landlord (with Swinerton, BCCI Construction (provided BCCI works with one of the other pre-approved contractors in this sentence), Turner Construction, Howard Building Corporation and Turelk Construction being deemed approved), or other contractors and subcontractors reasonably acceptable to Landlord, for the construction of the Tenant Improvement Work in accordance with the Final Plans. Notwithstanding the foregoing, Tenant shall be required to use Landlord’s fire and life safety subcontractor (RedHawk) and union trades for carpenters, mechanical, electrical, and plumbing subcontractors. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’ s general contractor and other contractors on the job, if any. All work shall be coordinated with general construction work on the Real Property, if any. Landlord additionally approves the following general contractors:
Phoenix Construction & Management
515 S. Flower Street, suite 1270
Los Angeles, CA,   90071
Excel Construction Services
1950 Raymer Ave
Fullerton, CA 92833
Evans & Son, Inc.
25812 Springbrook Avenue
Santa Clarita, CA 91350
(n) Warranties. Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.
(o) Landlord’s Performance of Work. Within ten (10) business days after receipt of Landlord’s notice of Tenant’s failure to perform its obligations under this Tenant Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural
Exhibit B-2-11

components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) additional days prior notice to the performance of any of Tenant’s Work.
(p) As-Built Drawings. Tenant shall cause “As-Built Drawings” (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord’s representative no later than one hundred twenty (120) days after Tenant opens for business from the Premises. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the cost of producing these drawings.
(q) Removal. Tenant shall have no obligation to remove the Tenant Improvements upon the expiration or earlier termination of the Lease, except for Specialty Improvements identified for removal by Landlord under Section 4(b) of the Work Letter.
9. SERVICES AND FREIGHT/CONSTRUCTION ELEVATOR. Landlord will, consistent with its obligation to other tenants in the Retail Area, if appropriate and necessary, make the parking, trash removal, HVAC, electricity, hoisting and freight/construction elevator reasonably available to Tenant in connection with the construction of the Tenant Improvements during construction and business hours. However, Tenant agrees to pay for any after-hours staffing of the freight/construction elevator, if needed.
10. UNUSED ALLOWANCE AMOUNTS. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to apply a portion of the unused Allowance in the amount of up to $10.00 per rentable square foot of the Premises (i.e., up to $31,520.00, based on the Premises containing approximately 3,152 rentable square feet) as a credit against Base Rent next coming due under the Lease, provided that Tenant submits to Landlord notice of such election to apply such portion of the unused Allowance as a credit against Base Rent prior to June 1, 2024. Landlord shall not apply, and Tenant shall have no right to apply under this Section 10, any unused portion of the Allowance as a credit against Base Rent after June 1, 2024.
11. LANDLORD DELAYS AND FORCE MAJEURE EVENTS. “Landlord Delays”, for purposes hereof shall mean any actual delays caused by Landlord in the completion of the Tenant Improvements including failure to comply with any of the time periods for approval of the Space Plans and Final Plans (as defined in and pursuant to this Tenant Work Letter), failure to provide Tenant sufficient access to the Retail Area to construct its Tenant Improvements (subject to Tenant’s compliance with Landlord’s reasonable rules and regulations regarding move-in and construction), failure to comply with any other provision of the Lease and/or this Tenant Work Letter, or failure to timely disburse the Allowance. “Force Majeure Events” mean any event described as a Force Majeure in Section 29.17 of the Lease to the extent such event actually delays Tenant (on a day for day basis) in the design, permitting and constructing its Tenant Improvements. In addition, no Landlord Delay or other Force Majeure Event shall be deemed to have occurred unless and until Tenant has given Landlord written notice that an event giving rise to such Landlord Delay or Force Majeure Event is about to occur or has occurred which will cause a delay in the design, permitting and completion of the Tenant Improvements (minor punch-list items excepted) and Landlord has failed to remedy the situation giving rise to
Exhibit B-2-12

the potential Landlord Delay or other delay from a Force Majeure Event within three (3) business days after Landlord’s receipt of such notice, in which case the number of days of actual delay after such notice shall be a Landlord Delay or other delay from a Force Majeure Event.

Exhibit B-2-13

EXHIBIT “C”
NOTICE OF LEASE TERM DATES
To: ___________________________
___________________________
___________________________
___________________________
Re: Retail Lease dated _________, 2019, between KBSII 445 South Figueroa, LLC, a Delaware limited liability company (“Landlord”), and ______________________, a ______________________ (“Tenant”) for the premises commonly known as 445 South Figueroa Street, Suite C201, Los Angeles, California 90071.
Gentlemen:
In accordance with the Retail Lease (the “Lease”), we wish to advise you and/or confirm as follows:
1. That the Substantial Completion of the Landlord Improvements has occurred, that there is no deficiency in construction, and that the Tenant Improvement Allowance has been fully disbursed to and received by Tenant [OR STATE THE UNPAID AMOUNT].
2. That Tenant has accepted and is in possession of the Premises, and acknowledges that under the provisions of the Lease, the Lease Term shall commence or has commenced as of ____________________ for a term of ____________________ ending on ____________________.
3. That in accordance with the Lease, Rent commenced to accrue on ____________________.
4. If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.
5. Rent is due and payable in advance on the first day of each and every month during the Lease Term. Your rent checks should be made payable to ________________________________________ and mailed to ________________________________________, Account Number ____________________, ____________________, ____________________.
6. The exact number of rentable square feet within the Premises is _______ rentable square feet.
7. Tenant’s Share as adjusted based upon the exact number of rentable square feet within the Premises is _____ divided by ________ rentable square feet of the Retail Area, multiplied by 100, i.e., ____%.

Exhibit C-1

8. That Tenant shall rent a total of ___________ (___) vehicle parking privileges at the Building at the prevailing monthly parking rates charged from time to time by Landlord. [REVISE AS APPROPRIATE PER TERMS OF LEASE]
“Landlord”
KBSII 445 South Figueroa, LLC,
a Delaware limited liability company
By: KBS Capital Advisors, LLC,
a Delaware limited liability company
Its: Authorized Agent

By: _______________________
Name: _______________________
Title: _______________________
Date Signed: _________________
Agreed to and Accepted as
of _______________, 20___.
“Tenant”
___________________________________,
a __________________________________
By: _____________________________
Name: _____________________________
Title: _____________________________
Date Signed: _______________________
By: _____________________________
Name: _____________________________
Title: _____________________________
Date Signed: _______________________
Exhibit C-2

EXHIBIT “D”
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonobservance of any of said Rules and Regulations by any other tenants or occupants of the Real Property or any other person or entity, however Landlord agrees to use commercially reasonable efforts to uniformly and equitably enforce these Rules and Regulations. In the event of any inconsistency between the Rules and Regulations and the Lease, the terms of the Lease shall govern. Under no circumstances shall Landlord modify, change or supplement these Rules and Regulations in a manner which will unreasonably interfere with or restrict Tenant’s conduct of its normal business operations from its Premises for the Permitted Use or to restrict any activity that Tenant has been conducting in compliance with the Existing Leases within any part of its Premises.
1. Upon termination of its tenancy, Tenant shall deliver to Landlord the parking and security access cards issued to Tenant and all keys which have been furnished to Tenant. Except with respect to Secured Areas, Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. All keys shall remain the property of Landlord.
2. Tenant shall keep all doors opening to public corridors closed at all times except for normal ingress and egress to the Premises.
3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Premises during such hours as are customary for comparable retail projects in the Los Angeles Central Business District. Tenant, its employees and agents must be sure that the doors to the Premises are securely closed and locked when leaving the Premises. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
4. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by applicable Law. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Retail Area or to any space therein to such a degree as to be reasonably objectionable to Landlord or to any tenants in the Retail Area, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Retail Area must be reasonably acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property
Exhibit D-1

from any cause, and all damage done to any part of the Real Property, the contents thereof, and/or occupants or visitors by Tenant’s moving or maintaining any such equipment or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant, except to the extent covered by any insurance required to be maintained by Landlord under the Lease.
5. Tenant shall not bring into or remove from the Real Property, Retail Area or Premises any furniture, freight, or equipment or except in such manner and between such hours as shall be reasonably designated by Landlord.
6. All contractors and technicians rendering any installation service to Tenant shall be subject to Landlord’s reasonable approval and supervision prior to performing services. This applies to all work performed in the Real Property, including, but not limited to, installation of telephone, telegraph equipment, and electrical devices, as well as all installations affecting floors, walls, woodwork, windows, ceilings, and any other physical portion of the Premises and/or Retail Area.
7. Landlord shall have the right to control and operate the public portions of the Building and Real Property, the public facilities, the HVAC, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable retail projects in the Los Angeles Central Business District.
8. The requirements of Tenant will be attended to only upon application at the management office of the Building or at such other office location designated by Landlord. Employees of Landlord shall not be requested by Tenant to perform any work or do anything outside their regular duties on behalf of Tenant unless under special instructions from Landlord.
9. Tenant shall not disturb, solicit, or canvass any occupant of the Real Property and shall cooperate with Landlord or Landlord’s agents to prevent such activities by Tenant’s employees, agents and others.
10. Tenant shall not use the toilet rooms, urinals, wash bowls and other apparatus for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. Tenant shall be responsible for the expense of any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees, agents or visitors.
11. Tenant shall cooperate with Landlord in maintaining the Premises. Except as provided in the Lease, Tenant shall not employ any person for the purposes of cleaning the Premises other than the Real Property’s cleaning and maintenance personnel.
12. Deliveries of water, soft drinks, newspapers, or other such items to the Premises shall be restricted to hours established by Landlord.
13. Other than for the hanging of pictures and art, Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without first obtaining Landlord’s consent.
Exhibit D-2

14. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
15. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material other than customary office and cleaning supplies typically used by general office users in first-class office buildings, so long as Tenant complies with all applicable Laws in connection with such use.
16. Except as otherwise provided in the Lease, Tenant shall not use any method of HVAC other than that which may be supplied by Landlord, without the prior written consent of Landlord.
17. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building and/or Retail Area by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.
18. Tenant shall not bring into or keep within the Real Property or the Premises any animals, fish or birds, except for service animals accompanied by their masters.
19. Tenant shall not bring into or keep within the Real Property or the Premises bicycles or other vehicles, without the prior written consent of Landlord,
20. Tenant shall not permit any cooking in the Premises, nor shall Tenant permit the Premises to be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord or other tenants.
21. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires by Tenant, its employees or agents shall be allowed without the consent of Landlord.
22. Landlord reserves the right to exclude or expel from the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
23. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways, or elevators, or parking areas and shall use the same only as a means of ingress and egress for the Premises.
24. Tenant shall not waste electricity, water or HVAC and agrees to cooperate fully with Landlord to ensure the most effective operation of the Retail Area’s HVAC system.

Exhibit D-3

25. Tenant shall store all its trash and garbage within the interior of the Premises. Tenant shall not place material in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the Los Angeles Central Business District without violation of any law or ordinance governing such disposal. Tenant’s disposal of all trash, garbage and refuse shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
26. Tenant shall comply with all safety, emergency, fire protection and evacuation procedures and regulations reasonably established by Landlord or any governmental agency.
27. Tenant shall comply with all reasonable requirements and procedures implemented by Landlord for the purpose of increasing the security of the Real Property and Premises, including the use of the elevator card access system, passes issued by Landlord for movement of office equipment, packages, and personal property, the sign-in of all visitors and vendors at the Building lobby or loading areas, and such other policies and procedures as Landlord may adopt.
28. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed when the Premises are not occupied.
29. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Real Property. No waiver of any one of these Rules and Regulations in favor of Tenant shall prevent Landlord from later enforcing such rule against Tenant.
30. Tenant shall not attach any awnings or other projection to the outside walls of the Premises or Retail Area. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Premises by Tenant must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
31. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Real Property shall not be covered or obstructed by Tenant, nor shall Tenant permit any bottles, parcels or other articles to be placed on the windowsills, or permit items of any kind to be suspended from ceilings or doors. Landlord reserves the right to require heavy items located near windows to be physically restrained.
32. Tenant shall not hire automobile maintenance, cleaning, repair, or equipment installation services, nor permit its employees, agents, or invitees to do so, if such service or work is to be done on the Real Property, unless Tenant shall have obtained Landlord’s consent for such service or work prior to each instance it is done (which consent may be withheld or
Exhibit D-4

granted in Landlord’s sole and absolute discretion). Landlord reserves the right to exclude such services from the Building Parking Areas or to condition their operation upon maintenance of adequate insurance, restricted locations, and protection of the Landlord’s property and the vehicles of others, including the posting of a bond, cash deposit, or other security by the company or person offering such service.
33. Tenant acknowledges that Landlord’s prohibition of solicitation in the Building and Real Property extends to food vendors. If Tenant shall invite a food vendor to its Premises for the purpose of taking orders from and selling food items to Tenant’s employees and invitees, Tenant shall notify Landlord in writing of the name of the vendor, and Tenant shall advise the vendor that its invitation extends only to Tenant’s Premises and that the vendor is not permitted to solicit for orders or sales or to canvass elsewhere in the Building or Real Property. Landlord reserves the right to deny access to the Building or Real Property to any vendor for which Landlord has not received Tenant’s written notice of its invitation, and to deny further or future access to any vendor, notwithstanding Tenant’s invitation, that is found soliciting sales or orders beyond Tenant’s Premises, or that displays food, beverages, or other items for sale in public areas of the Building and Real Property. The above restriction shall not apply to food delivery services.
34. Tenant, its employees, agents and invitees shall comply with the rules and regulations applicable to the use of the Building Parking Area, as such rules and regulations may be reasonably modified from time to time by Landlord or its parking operator, including, without limitation, all such rules and regulations with respect to safety, assignment of parking stalls, time limited parking spaces, and payment of parking fees. Landlord shall have the right to revoke for a period of three (3) months the right to use the Building Parking Area by any person who violates on two (2) or more occasions any such rule or regulation.
35. In compliance with City of Los Angeles ordinance, Landlord has designated the Premises a non-smoking building, and as a result thereof Tenant agrees to comply with any and all regulations, rules and procedures established by Landlord to ensure that Tenant, its employees, agents, visitors and invitees do not violate the prohibition against smoking within the Premises. If Tenant receives three (3) notices from Landlord in any twelve (12) month period relative to the breach of this prohibition, Tenant shall provide liquidated damages to Landlord in the sum of One Thousand Dollars ($1,000.00) for every subsequent violation for the next ensuing twelve (12) month period.
36. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable and non-discriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and the Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them, and shall advise its employees, agents and invitees of the same.
Exhibit D-5

EXHIBIT “E”
ESTOPPEL CERTIFICATE
The undersigned (“Tenant”) hereby certifies to ____________________________ (“Landlord”), and ___________________________________________, as of the date hereof, as follows:
1. Attached hereto is a true, correct and complete copy of that certain Lease dated ________________, between Landlord and Tenant (the “Lease”), for the premises commonly known as ____________________________________ (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.
2. The term of the Lease commenced on ________________, __.
3. The term of the Lease is currently scheduled to expire on ________________, __.
4. Tenant has no option to renew or extend the Lease Term except: _____________________________.
5. Tenant has no preferential right to purchase the Premises or any portion of the Building/Premises except: ________________________________________________________________.
6. The Lease has: (Initial One)
( ) not been amended, modified, supplemented, extended, renewed or assigned.
( ) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto: ____________________________.
7. Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows: __________________________________________.
8. The current Base Rent is $______________; and current monthly parking charges are $____________.
9. The amount of security deposit (if any) is $0. No other security deposits have been made.
10. All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.
11. To the best of Tenant’s current, actual knowledge, all work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full except __________________________.
Exhibit E-1

12. As of the date hereof, to the best of Tenant’s current, actual knowledge, Tenant is not aware of any defaults on the part of Landlord under the Lease except __________________________.
13. As of the date hereof, there are no defaults on the part of Tenant under the Lease.
14. To the best of Tenant’s current, actual knowledge, Tenant has no defense as to its obligations under the Lease and currently claims no set-off or counterclaim against Landlord.
15. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.
16. All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.
17. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.
18. Notwithstanding anything to the contrary herein, Tenant hereby reserves all rights, causes of action, demands, offsets, defenses, and other claims that it may now or hereafter have against Landlord that Tenant is not currently aware of, to the best of Tenant’s current, actual knowledge, as a result of, or in any way related to improper charges, overcharges, or other amounts which have been charged, billed, demanded or assessed against the Tenant and arising out of Landlord's billing or calculation of charges based upon, including, but not limited to rent, operating expenses, CAM (common area maintenance), labor rates, real estate taxes, insurance, sundry charges, and electric charges or any other charges for additional rent or escalations or services contained in the Lease.
19. No provision, statement, representation, warranty or other matter contained herein is intended to modify, be inconsistent with or contradict the terms of the Lease or any related agreement, with respect to the Tenant's obligations, duties and responsibilities, rights or privileges thereunder and all such provisions, statements, representations, warranties and other matters shall be deemed amended to conform to the terms of the Lease and related agreements to the extent of any such modification, inconsistency or contradiction. The terms of the Lease and related agreements shall control at all times.

Exhibit E-2

The foregoing certification is made with the knowledge that ____________________________________ is about to [fund a loan to Landlord or purchase the Building from Landlord], and that ___________________________ is relying upon the representations herein made in [funding such loan or purchasing the Building].
Dated: _________________, ___.
“TENANT”    _________________________________________
By: ______________________________________
Print Name: _______________________________
Its: ______________________________________
Exhibit E-3

EXHIBIT “F”
INTENTIONALLY OMITTED
Exhibit F-1

EXHIBIT “G”
TENANT’S EXTERIOR SIGNS
East facing:
South facing:
Exhibit G-1

EXHIBIT “H”
JANITORIAL SPECIFICATIONS
Except as indicated below, the following Building standard janitorial and cleaning services shall be done by Landlord after the normal business hours on Mondays through Fridays, and at such other times as may be mutually agreed upon.
A. OFFICE AREAS
1. Empty and clean all waste receptacles and remove waste paper and rubbish from the demised premises nightly.
2. Vacuum all rugs and carpeted areas in the lobbies, corridors and shared office areas nightly. Vacuum carpeted areas of individual offices as needed.
3. Hand dust or wipe clean with damp or treated cloth office furniture, file cabinets, window sills and other horizontal surfaces lower than six (6) feet as needed, but not less often than weekly.
Note: Janitorial personnel do not dust computers, keyboards, copier machines, other office equipment, personal items, fragile items, areas containing personal or fragile items, paperwork on desks, or portions of desks or other furniture that contain paperwork.
4. Hand dust or wipe clean with damp or treated cloth high moldings, high shelving, picture frames, tall office furniture, and other horizontal surfaces higher than six (6) feet as needed, but not less often than monthly.
5. Damp wipe all counter tops in kitchens or file rooms nightly.
6. Dust and remove finger marks and smudges from doors, door frames, glass, and light switch plates nightly.
7. Sweep all private stairways nightly; vacuum nightly if carpeted.
8. Damp mop spillage in non-carpeted office and public areas as necessary.
9. Dust and spot clean all tile floors nightly. Damp mop clean all tile floors as needed.
10. Tile floors in office areas will be buffed monthly with old wax removed and new wax applied as necessary.
11. Spot clean carpets as needed. Spot cleaning of carpets to be provided at no additional charge. Carpet shampooing above the level of spot cleaning will be performed at Tenant’s request and billed to Tenant pursuant to the terms of the Lease.

Exhibit H-1

12. Damp dust ceiling ventilating diffusers, wall grills, registers and other ventilating louvers as needed, no less than annually.
13. Dust the exterior surfaces of lighting fixtures as needed, no less than annually.
B. COMMON WASHROOMS
1. Mop, rinse and dry floors using soap and water nightly.
2. Scrub floors as necessary.
3. Clean all minors, bright work and enameled surfaces nightly.
4. Wash and disinfect all basins, urinals and bowls nightly using non-abrasive germicidal cleaners to remove stains.
5. Wash both sides of all toilets seats with soap and water nightly.
6. Wash urinal partitions, spot clean individual stall partitions, and spot clean file walls nightly.
7. Clean outside surface of all dispensers and receptacles nightly.
8. Refill toilet tissue, paper towel, soap, and sanitary napkin dispensers nightly.
9. Clean flush valves, piping and other metal work nightly.
10. Wash all tiled walls as needed.
11. Clean ventilating grills and floor drain drills quarterly and clean light fixtures annually.
12. Empty all trash bins after the lunch hour and then at night.
NOTE: It is the intention to keep the washrooms cleaned and not to use a disinfectant or air freshener to kill odor.
C. COMMON AREA FLOORING
1. Hard surface floors including stone, vinyl or composition to be swept nightly.
2. Tile floors in common areas will be buffed as needed to maintain clean appearance with old wax removed and new wax applied as necessary.
3. Common area carpeted areas and rugs to be vacuumed and spot cleaned nightly.
D. GLASS
1. Clean glass at main entrance doors and adjacent glass panels nightly.

Exhibit H-2

2. Spot clean partition glass, glass doors and lobby glass as needed.
E. DAY SERVICE-WASHROOMS
1. At least once, but not more than twice per day, check and supply as needed toilet tissue, paper towel and hand soap in men’s restroom.
2. At least once, but not more than twice per day, check and supply as needed toilet tissue, paper towel, sanitary napkin and hand soap in women’s restroom
3. Supply toilet tissue, soap and towels in men’s’ and ladies’ washrooms and sanitary napkins in ladies’ washrooms.
F. GENERAL
1. Maintain Building lobby, corridors, elevators, escalators, plaza and other public areas in a clean condition.
2. Clean on an as-needed basis emergency stairwells, freight elevator, loading dock and other service type areas.
3. Provide frequent surveillance during Business Hours of all public areas to maintain a clean condition.
G. SPECIAL
1. It is understood that no services provided for in this Exhibit shall be provided on Saturdays, Sundays or Building Holidays, unless specifically stated above.
2. Dust ceiling surfaces, other than acoustical ceiling material, once each year.
3. Clean all building standard light lenses once each year.
4. On a quarterly basis, dust in place all pictures, frames, charts, graphs, and other wall hangings not reached in nightly cleaning.
5. On a quarterly basis, dust all vertical surfaces and walls, doors, door bucks, partitions and other surfaces not reached in nightly cleaning.
6. Dust all books in place quarterly.
7. Dust all Venetian blinds quarterly.
8. Dust exterior of lighting fixtures, air diffusers, return grilles and louvers quarterly.
Dust exterior of lighting fixtures, air diffusers, return grilles and louvers quarterly.

Exhibit H-3

EXHIBIT “I”
PREAPPROVED ATM DESIGN

Exhibit I-1

EXHIBIT “J”
RETAIL SPACES

UNION BANK PLAZA GARAGE
STREET LEVEL
RAMP UP FROM TO MEZZANINE LEVEL
RAMP UP FROM B1 LEVEL
RAMP DOWN FROM MEZZANINE LEVEL
RAMP DOWN TO B1 LEVEL
Building Access
STOP
Union Bank Visitor Spaces
Bike Racks
Parking Office
Street Level West
Street Level East
North
Figueroa St.

Exhibit J-1

RIDER NO. 1 TO LEASE
EXTENSION OPTION RIDER
This Rider No. 1 is made and entered into by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company (“Landlord”), and MUFG UNION BANK, N.A., a national association (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.
1. Subject to Rider No. 3 entitled, “Options In General”, Landlord hereby grants to Tenant two (2) options (the “Extension Options”) to extend the Lease Term for two (2) additional periods of five (5) years each (the “Option Terms”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Base Rent, which shall initially be equal to the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term. All references in the Lease to “Term” or “Lease Term” shall unless expressly stated otherwise, include any validly exercised option Term.
2. An Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Lease Term. An Extension Option shall, at Landlord’s sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured event of default whose cure period has expired pursuant to Section 19 of the Lease, or (b) assigned all or any portion of the Lease or its interest therein other than to a Qualified Assignee. Provided Tenant has properly and timely exercised the Extension Option, the then current Lease Term shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be as set forth above, and except that the number of remaining Extension Options (if any) shall be reduced by one. In the event Tenant elects to give back a portion of the Premises, Tenant’s proportionate share of its parking rights shall be reduced.
Rider No. 1-1

RIDER NO. 2 TO LEASE
FAIR MARKET RENTAL RATE RIDER
This Rider No. 2 is made and entered into by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company (“Landlord”), and MUFG UNION BANK, N.A., a national association (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.
1. The term “fair market rental rate” as used in the Lease and any Rider attached to the Lease shall mean the annual amount per square foot, projected during the Option Term (including annual adjustments), that a willing, non-equity new and renewal tenants (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality retail project located in the downtown Los Angeles, California area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Retail Area may be used, but shall not be determinative, for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises (but not that they are specifically suited for Tenant), and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations and concessions (such as, but not limited to, free rent), if any, then being charged or granted by Landlord or the lessors of such similar retail projects. All economic terms other than Base Rent, such as tenant improvement allowance amounts, if any, operating expenses, parking charges, etc., will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in comparable transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in comparable transactions.
2. In the event where a determination of fair market rental rate is required under the Lease, Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than sixty (60) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have
Rider No. 2-1

disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel and brokers to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) business days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), then each party’s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.
3. (a)  Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of retail properties in the downtown Los Angeles, California area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within fifteen (15) business days after the Outside Agreement Date.
(b) The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.
(c) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant (with a copy to the other party) and Landlord and Tenant may each appear before the appraisers jointly to question and respond to (with a copy to the other party) questions from the appraisers.
(d) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Extension Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s
Rider No. 2-2

decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Extension Option.
(e) If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Los Angeles County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.
(f) The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.
(g) If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the average of each fair market rental rate estimated by Landlord and Tenant will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments or underpayments of Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to this Lease confirming the terms of the decision.
Rider No. 2-3

RIDER NO. 3 TO LEASE
OPTIONS IN GENERAL
This Rider No. 3 is made and entered into by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company (“Landlord”), and MUFG UNION BANK, N.A., a national association (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.
1. Definition. As used in this Lease and any Rider or Exhibit attached hereto, the word “Option” has the following meaning: (i) the Extension Options granted pursuant to Rider No. 1 herein; and (ii) the Termination Option granted pursuant to Rider No. 4 herein.
2. Options Personal. Each Option granted to Tenant is personal to the original Tenant executing this Lease and any Qualified Assignee and may be exercised only by the original Tenant executing this Lease and any Qualified Assignee and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease. The Options, if any, granted to Tenant under this Lease are not assignable separate and apart from this Lease and any Qualified Assignee, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.
3. Effect of Default on Options. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of Option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any material monetary obligation or material non-monetary obligation under the terms of this Lease as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event which has not been cured within the cure period provided in the Lease.
4. Options as Economic Terms. Each Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.
Rider No. 3-1

RIDER NO. 4
TERMINATION OPTION
This Rider No. 4 is made and entered into by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company (“Landlord”), and MUFG UNION BANK, N.A., a national banking association (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.
1.1 Grant of Termination Option. Provided Tenant is not in default under Section 19 of the Lease after written notice and the expiration if any applicable cure period, Tenant shall have a one-time option to terminate and cancel the Lease in its entirety (the “Termination Option”) effective May 31, 2032 (the “Termination Date”), by delivering eighteen (18) months’ prior written notice to Landlord. If unexercised, the Termination shall expire and be of no further force as of December 1, 2030.
1.2 Termination Consideration. As a condition to the effectiveness of Tenant’s exercise of its Termination Option and in addition to Tenant’s obligation to satisfy all other monetary and non-monetary obligations arising under the Lease through to the Termination Date, Tenant shall pay to Landlord the following “Termination Consideration”: (a) six (6) months’ Base Rent at the then applicable rate, plus (b) the then unamortized value of the following (amortized over the Lease Term together with interest at the rate of eight percent [8%] per annum): (i) the cost of the initial Tenant Improvements and the cost of any subsequent leasehold improvements made by Landlord at Landlord’s expense for the benefit of Tenant for the Premises, and (ii) brokerage commissions paid by Landlord in connection with the execution of this Lease. The Termination Consideration shall be due and payable by Tenant to Landlord concurrently with Tenant’s delivery of notice to Landlord of the exercise of its Termination Option. If Tenant properly and timely exercises the Termination Option and properly and timely delivers the Termination Consideration as set forth above and satisfies all other monetary and non-monetary obligations under this Lease including, without limitation, the provisions regarding surrender of the Premises, all of which must be accomplished on or before the Termination Date, then the Lease will terminate as of 11:59pm on the Termination Date.
1.3 Amendment. Upon determination of the final unamortized value of the Allowance paid to Tenant and brokerage commissions, Landlord and Tenant shall enter into an amendment acknowledging the total Termination Consideration and the Termination Date.
Rider No. 4-1